                                                                    EXHIBIT 10.1



                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                          CENTRUM INDUSTRIES, INC.,


                        CENTRUM ACQUISITION CORPORATION,


                                     AND


                              NORTHERN STEEL, INC.


                             DATED: OCTOBER 1, 1997










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                              TABLE OF CONTENTS

1. DEFINITIONS                                                          1

2. THE TRANSACTION                                                      7
        2.1 PURCHASE AND SALE                                           7
        2.2 THE CLOSING                                                 9
        2.3 DELIVERIES AT THE CLOSING                                   9
        2.4 PURCHASE PRICE                                              9
        2.6 ESCROW                                                     11
        2.7 ASSUMED OBLIGATIONS                                        13
        2.8 RETAINED LIABILITIES                                       13
        2.9 BANK MATTERS                                               14

3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION           14
        (a) REPRESENTATIONS AND WARRANTIES OF THE
              PRINCIPAL SHAREHOLDERS                                   14
                (iii) AUTHORIZATION OF TRANSACTION                     15
                (iv)  COMPANY SHARES                                   15
                (v)   BROKER FEES                                      15
                (vi)  NO CONTRACT                                      15
        (b) REPRESENTATIONS AND WARRANTIES OF CENTRUM                  15
                (i)   CORPORATE STANDING OF CENTRUM AND
                        AUTHORIZATION OF TRANSACTION                   16
                (ii)  CORPORATE STANDING OF CENTRUM SUBSIDIARY
                        AND AUTHORIZATION OF TRANSACTION               16
                (iii) NONCONTRAVENTION                                 16
                (iv)  GOVERNMENTAL APPROVALS                           17
                (v)   CAPITAL STOCK                                    17
                (vi)  ABSENCE OF LITIGATION                            17
                (vii) BROKER'S FEES                                    17

4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY               17
        (a) ORGANIZATION, QUALIFICATION, CORPORATE POWER
              AND AUTHORIZATION                                        18
        (b) CAPITALIZATION                                             18
        (c) NONCONTRAVENTION                                           19
        (d) SUBSIDIARIES                                               19
        (e) FINANCIAL STATEMENTS                                       19
        (f) EVENTS SUBSEQUENT TO THE MOST RECENT FISCAL YEAR END       20
        (g) ABSENCE OF UNDISCLOSED LIABILITIES                         22
        (h) TAX MATTERS                                                22
        (i) ASSETS                                                     24
        (j) OWNED REAL PROPERTY                                        25
        (k) INTELLECTUAL PROPERTY                                      25
        (l) INVENTORY                                                  27
        (m) REAL PROPERTY LEASES                                       28
        (n) CONTRACTS                                                  29
        (o) NOTES AND ACCOUNTS RECEIVABLE                              31
        (p) POWERS OF ATTORNEY                                         31
        (q) INSURANCE                                                  31
        (r) LITIGATION                                                 32

        (s) PRODUCT WARRANTY                                           32
        (t) PRODUCT LIABILITY                                          32
        (u) EMPLOYEES                                                  33
        (v) EMPLOYEE BENEFITS                                          33
        (w) GUARANTIES                                                 35
        (x) ENVIRONMENT                                                36
        (y) LEGAL COMPLIANCE                                           37
        (z) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY            38
        (aa) BANK ACCOUNTS                                             38
        (ab) BROKERS' FEES                                             38
        (ac) EXON-FLORIO                                               38
        (ad) HEALTH AND SAFETY                                         39
        (ae) COMPUTER SYSTEM                                           39
        (af) INTERNATIONAL TRADE                                       40
        (ag) DISCLOSURE                                                40

5.  PRE-CLOSING COVENANTS                                              40
        (a) GENERAL                                                    40
        (b) NOTICES AND CONSENTS                                       40
        (c) OPERATION OF BUSINESS                                      41
        (d) PRESERVATION OF BUSINESS                                   41
        (e) FULL ACCESS                                                42
        (f) NOTICE OF DEVELOPMENTS                                     42
        (g) EXCLUSIVITY                                                42
        (h) LIEN SEARCHES                                              42
        (i) ADDITIONAL FINANCIAL STATEMENTS                            42
        (j) BULK SALES ACT                                             43
        (k) ERISA                                                      43
        (l) ENVIRONMENTAL REPORTS                                      44
        (m) LOAN                                                       45
        (n) Intentionally Deleted                                      45
        (o) CONFIDENTIALITY                                            45
        (q) DUKE'S COVENANTS                                           46
        (r) DUKE SEABRIDGE'S COVENANTS                                 46

6.  POST-CLOSING COVENANTS                                             47
        (a) GENERAL                                                    47
        (b) CONFIDENTIALITY                                            47
        (c) LITIGATION SUPPORT                                         47
        (d) TRANSITION                                                 48
        (e) RETENTION OF BOOKS AND RECORDS                             48
        (f) Intentionally Deleted                                      48
        (g) EMPLOYMENT                                                 48
        (h) COMPANY PLANS                                              48
        (i) CLOSING, TAXES AND PRORATIONS                              49
        (j) USE OF NAME                                                49
        (k) PAYMENTS RECEIVED BY COMPANY AFTER CLOSING                 49
        (l) ACCOUNTS RECEIVABLE COLLECTION                             49
        (m) NONASSIGNABLE CONTRACTS                                    50
        (n) AUDIT                                                      51
        (o) PRODUCT LIABILITY INSURANCE                                51
        (p) UNEMPLOYMENT/WORKERS COMPENSATION RATINGS                  51

7.  CONDITIONS TO OBLIGATION TO CLOSE                                  51
        (a) CONDITIONS TO OBLIGATION OF THE BUYER                      51
        (b) CONDITIONS TO OBLIGATIONS OF THE COMPANY                   54

8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES                         55
        (a) SURVIVAL                                                   55
        (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER        56
        (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE COMPANY      56
        (d) PROCEDURE FOR INDEMNIFICATION                              56
        (e) RIGHTS OF SETOFF AGAINST THE ESCROW                        58
        (f) EXCLUSIVE REMEDY; INSURANCE                                58

9.  TERMINATION                                                        58
        (a) TERMINATION OF AGREEMENT                                   59
        (b) EFFECT OF TERMINATION                                      59
        (c) OTHER TERMINATION RIGHTS BY THE COMPANY                    59
        (d) OTHER TERMINATION RIGHTS BY THE BUYER                      60

10.  MISCELLANEOUS                                                     60
        (a) PRESS RELEASES AND ANNOUNCEMENTS                           61
        (b) NO THIRD-PARTY BENEFICIARIES                               61
        (c) ENTIRE AGREEMENT                                           61
        (d) SUCCESSION AND ASSIGNMENT                                  61
        (e) COUNTERPARTS                                               61
        (f) HEADINGS                                                   61
        (g) NOTICES                                                    61
        (h) GOVERNING LAW                                              62
        (i) AMENDMENTS AND WAIVERS                                     62
        (j) SEVERABILITY                                               62
        (k) FEES AND EXPENSES                                          63
        (l) CONSTRUCTION                                               64
        (m) INCORPORATION OF EXHIBITS AND SCHEDULES                    64
        (n) SPECIFIC PERFORMANCE                                       64
        (o) SUBMISSION TO JURISDICTION                                 65
        (p) CURRENCY                                                   65

SCHEDULES

4(a)            Directors and Officers
4(b)            Common Stock
4(f)            Financial Statements
4(g)            Indebtedness
4(h)            Tax Returns
4(k)(iii)       Patent or Registration
4(m)            Leases and Subleases
4(n)            Contracts
4(o)            Notes and Accounts Receivable
4(q)            Insurance

4(r)            Litigation
4(s)            Product Warranty
4(u)            Employees
4(v)            Employee Benefit Plans
4(x)            Environmental
4(aa)           Bank Accounts

EXHIBITS

Exhibit A               Itemization of Personal Property
Exhibit B               Retained Assets
Exhibit C               Real Property
Exhibit D               Purchase Price Allocations
Exhibit E               Escrow Agreement
Exhibit F               Assumption Agreement
Exhibit 7(a)(v)(F)      Noncompetion Agreement with the Company, Duke
                                and Duke Seabridge
Exhibit 7(a)(vii)       Opinion of Preston Gates & Ellis, LLP
Exhibit 7(b)(vi)        Opinion of Fuller & Henry P.L.L.

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is entered into this 1st day of October 1997, by and among CENTRUM INDUSTRIES, INC., a Delaware corporation ("Centrum"), CENTRUM ACQUISITION CORPORATION, a Washington corporation ("Centrum Subsidiary") and NORTHERN STEEL, INC., a Washington corporation (the "Company"). Centrum and Centrum Subsidiary shall together be referred to as "Buyer", and the Buyer and the Company are referred to collectively herein as the "Parties".

                                    RECITALS

         This Agreement contemplates a transaction in which the Company will sell and transfer to Centrum Subsidiary substantially all of its assets in exchange for cash and an assumption by Centrum Subsidiary of certain liabilities of the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.      DEFINITIONS

         "ADJUSTED PURCHASE PRICE" has the meaning set forth in Section 2.5 below.

         "ADJUSTMENT ALLOWANCE" has the meaning set forth in Section 2.4 below.

         "ADMINISTRATOR" has the meaning set forth in ERISA Sec. 3(16)(A).

         "ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including reasonable attorneys' fees and court costs.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "AFFILIATED GROUP" has the meaning set forth in Code Sec. 1504(a) (or any analogous combined or consolidated unitary group defined under state, local or foreign income tax law) of which the Company is or has been a member.

         "ASSETS" means the assets of the Company purchased pursuant to Section
2.1 below.





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         "ASSUMED OBLIGATIONS" has the meaning set forth in Section 2.7 below.

         "AUGUST 31, 1997 NET WORTH" has the meaning set forth in Section 2.5 below.

         "AUDITORS" means Ernst & Young, LLP.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "BREAKUP FEE" has the meaning set forth in Section 10(k)(ii) below.

         "BUYER" has the meaning set forth in the preface above.

         "BUYER CLAIM" has the meaning set forth in Section 2.6(c) below.

         "CLOSING" has the meaning set forth in Section 2.2 below.

         "CLOSING DATE" has the meaning set forth in Section 2.2 below.

         "CLOSING DATE FINANCIAL STATEMENTS" has the meaning set forth in
Section 2.5 below.

         "CLOSING NET WORTH" has the meaning set forth in Section 2.5 below.

         "CODE" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended.

         "COMPANY" has the meaning set forth in the preface above.

         "COMPANY PLAN" means any Employee Benefit Plan of which the Company is or within the last seven (7) years was the Plan Sponsor; any Employee Benefit Plan as to which the Company is or within the last seven (7) years was an Employer; any Multiemployer Plan or other Employee Benefit Plan as to which the Company contributes (or has an obligation to contribute) or has within the last seven (7) years contributed (or had an obligation to contribute) for the benefit of any one or more current or former employees of the Company; and any other bonus, deferred compensation, incentive compensation, fringe benefit, severance or termination pay, change in control compensation, and/or death benefit plan, program, agreement, or arrangement which is or has been maintained or contributed to by the Company for the benefit of any one or more of its current or former employees.

         "COMPUTER SYSTEM" has the meaning set forth in Section 4(ae) below.





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         "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 5(o).

         "CONFIDENTIALITY AGREEMENT" means the agreement between Centrum and the Company dated April 24, 1997.

         "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Treas. Reg. Sec. 1.1502-13.

         "DEFINED BENEFIT PLAN" means a Pension Plan which is (i) a "defined benefit plan" within the meaning of ERISA Sec. 3(35) and (ii) subject to the plan termination insurance provisions of ERISA Title IV.

         "DISPUTES AUDITOR" means the Seattle, Washington office of Arthur Andersen & Co.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

         "DISSENTING SHARES" has the meaning set forth in Section 5(p) below.

         "DUKE" means Duke Seabridge, Inc., an Arizona corporation.

         "DUKE FINANCIAL STATEMENTS" has the meaning set forth in Section 3(a) below.

         "DUKE SEABRIDGE" means Duke Seabridge Limited, a Canadian corporation organized under the laws of the province of British Columbia.

         "EMPLOYEE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(3).

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2)(A).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

         "EMPLOYER" has the meaning set forth in ERISA Sec. 3(5).

         "ESCROW AGENT" means National City Bank, Northwest, its successors and assigns.

         "ESCROW AMOUNT" has the meaning set forth in Section 2.4 below.

         "EXCESS LOSS ACCOUNT" has the meaning set forth in Treas. Reg. Sec. 1.1502-19.





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



         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXEMPT PLAN" means an Employee Benefit Plan which is an unfunded "excess benefits plan" within the meaning of ERISA Sec. 3(36) or an unfunded plan described in ERISA Sec. 201(a)(2) providing deferred compensation for a select group of management or highly-compensated employees.

         "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "FIDUCIARY" has the meaning set forth in ERISA Sec. 3(21).

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 4(e) below.

         "GAAP" means United States generally accepted accounting principles set forth in the rules, regulations, statements, opinions and pronouncements of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

         "GOVERNMENTAL AUTHORITY" means the government of the United States or any foreign country, any state or political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions, or any court, department, commission, board, agency, instrumentality or administrative body of any of the foregoing.

         "INDEMNIFICATION ALLOWANCE" has the meaning set forth in Section 2.4 below.

         "INTELLECTUAL PROPERTY" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, services marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

         "KELLER" means Bruce Keller.

         "KNOWLEDGE" means actual knowledge of one or more of the following officers of the Company or Duke: Antoine Laoun, Michael Gallagher, Dennis Wagner and Bruce Keller after reasonable inquiry, and to the extent appropriate, further investigation.

         "LAW" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, or entered into, agreed or imposed by any Governmental Authority.

         "LEASEHOLD IMPROVEMENTS" has the meaning set forth in Section 2.1(c).

         "LETTER OF INTENT" means the letter dated August 13, 1997.

         "LIABILITY" means any guarantee, obligation or liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due and regardless of when or by whom asserted), including any liability for Taxes.

         "LOAN PROPOSAL" has the meaning set forth in Section 3(b)(viii) below.

         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in
Section 4(e) below.

         "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 4(e) below.

         "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 4(e) below.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec.
4001(a)(3).

         "NET WORTH NOTIFICATION" has the meaning set forth in Section 2.5 below.

         "NET WORTH OF THE COMPANY" means the shareholders' equity as shown on the Closing Date Financial Statements.

         "NONASSIGNABLE CONTRACT" has the meaning set forth in Section 6(m) below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARTY" has the meaning set forth in the preface above.

         "PAYMENT" has the meaning set forth in Section 6(k).

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to ERISA Title IV.

         "PENSION PLAN" means an Employee Pension Benefit Plan which is (i) a "defined benefit plan" within the meaning of ERISA Sec. 3(35) and/or (ii) subject to the minimum funding standards of ERISA Title I, Part 3, or Code Sec. 412.

         "PERSON" means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

         "PERSONAL PROPERTY" has the meaning set forth in Section 2.1(a) below.

         "PHASE I ASSESSMENT" has the meaning set forth in Section 5(l) below.

         "PLAN SPONSOR" has the meaning set forth in ERISA Sec. 3(16)(B).

         "PRICE ADJUSTMENT" has the meaning set forth in Section 2.6 below.

         "PROHIBITED TRANSACTION" means a transaction prohibited by ERISA Sec. 406 as to which a civil penalty is or could be assessable against the Company under ERISA Sec. 501(i) or on which an excise tax is or could be assessable against the Company under Code Sec. 4975 (after giving effect to all statutory, regulatory, and administrative exceptions and exemptions).

         "QUALIFIED PLAN" means an Employee Pension Benefit Plan that meets the qualification requirements set forth in Code Sec. 401(a).

         "REAL PROPERTY" has the meaning set forth in Section 2.1(b) below.

         "RETAINED ASSETS" has the meaning set forth in Section 2.1(a) below.

         "RETAINED LIABILITIES" has the meaning set forth in Section 2.8 below.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY INTEREST" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, any financing lease having substantially the same economic effect as any of the foregoing and any filing, under the Uniform Commercial Code or comparable Law of any jurisdiction, of any financing statement (other than a financing statement filed by a "true" Lessor pursuant to a Section 9-408 of the Uniform Commercial Code or other comparable Law of any jurisdiction) naming the owner of the asset to which such lien relates as debtor.

         "SUBSIDIARY" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. Taxes shall also include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of an Affiliated Group (or being included in any Tax Return relating thereto).

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TRADENAME" has the meaning set forth in Section 2.1(d) below.

         "U S BANK DEBT" means the revolving credit indebtedness with U S Bank pursuant to the Loan Agreement dated July 3, 1996. "WAGNER" means Dennis Wagner.

         "WASHINGTON ACT" means the Washington Business Corporation Act.

         2.      THE TRANSACTION

                 2.1      PURCHASE AND SALE.





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



         Centrum Subsidiary agrees to purchase and the Company agrees to sell the following:

                 (a) Assets, properties, goodwill and rights owned or used in connection with the business of the Company, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not reflected or carried on the books of the Company, including but not limited to: cash and cash equivalents, all operating equipment, office setups and furniture (whether owned or leased), fixed assets, leasehold improvements, deposits, permits, licenses, prepaid items, motor or titled vehicles, accounts receivable, rebates receivable, lease deposits to landlord, inventory (to include raw materials, work in process, supplies and finished goods), customer orders and contracts, commitments, agreements, offers and proposals, and customer lists, of the Company, including without limitation those items set forth in EXHIBIT A(1) attached hereto and incorporated by reference (collectively the "Personal Property") owned by or used in connection with the business of the Company, or reflected in the balance sheet dated as of August 31, 1997, and all assets and properties acquired subsequent to August 31, 1997 and prior to the Closing, except the corporate minute book, such assets disposed of in the Ordinary Course of Business and those assets identified as "Retained Assets" in EXHIBIT B;

                 (b) All leasehold interests of the Company in the real estate for the properties located at:

                          (1)  22257 West Valley Highway
                               Kent, Washington 98032;

                          (2)  6633 N.E. 59th Place
                               Portland, Oregon 97218;
                          (3)  2423 Verna Court
                               San Leandro, California 94577;

                          (4)  15320-9 Valley View Avenue
                               LaMirada, California 90638; and

                          (5)  3914 East Roeser Road
                               Phoenix, Arizona 85040

used in connection with the business of the Company, and as more particularly set forth on EXHIBIT C attached and incorporated herein by reference (hereinafter the "Real Property").

                 (c) All interest of the Company in the fixtures and leasehold improvements related to the Real Property (the "Leasehold Improvements").

                 (d) All interests in all Intellectual Property of the Company, including





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

without limitation the tradename "Northern Steel" (the "Tradename").

The Personal Property, Real Property, Leasehold Improvements and Intellectual Property are sometimes hereinafter collectively referred to as the "Assets".

                 2.2 THE CLOSING. The transaction contemplated herein shall be consummated (the "Closing"), subject to the terms and conditions of this Agreement at the offices of Fuller & Henry P.L.L., 2210 Huntington Center, 41 South High Street, Columbus, Ohio 43215 commencing at 10:00 a.m. local time on October 31, 1997, or the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Buyer and the Company may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than October 31, 1997. Preclosing shall commence one (1) day prior to the scheduled Closing Date. The Parties shall endeavor to complete the Closing by utilizing overnight courier services when possible to minimize travel.

                 2.3 DELIVERIES AT THE CLOSING. At the Closing, (i) the Company will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, and (ii) the Buyer will deliver to the Company the various certificates, instruments, and documents referred to in
Section 7(b) below.

                 2.4      PURCHASE PRICE.

                 (a)      Subject to the adjustments provided for in Section
2.5 below, Centrum Subsidiary agrees to pay the Company for the Assets the sum of One Million Dollars ($1,000,000.00), in same day funds, and, in exchange for a release of any Security Interest in the Assets, agrees to pay U S Bank on behalf of the Company an amount equal to the outstanding balance of the U S Bank Debt as of the Closing Date (collectively, the "Purchase Price"), subject only to the Adjustments to the Purchase Price, as defined in Section 2.5 below. The Purchase Price shall be payable as follows:

                          (i)     Centrum Subsidiary shall deliver Eight
Hundred Twenty-Five Thousand Dollars ($825,000.00) to the Company by wire transfer at Closing, together with the amount, if any, owing to the Company as a result of the provisions of Section 2.5(d) hereof;

                           (ii)   Centrum Subsidiary shall pay to U S Bank on
behalf of the Company by wire transfer at Closing an amount equal to the outstanding balance of the U S Bank Debt as of the Closing Date, it being understood that any amounts deposited in lockboxes with automatic sweeps to the Company's U S Bank account, which are not applied to reduce the outstanding balance of the U S Bank Debt shall be an Asset purchased by Buyer hereunder; and

                            (iii) Centrum Subsidiary shall deposit into escrow
by wire transfer at Closing in accordance with the Escrow Agreement in the form attached hereto as EXHIBIT E One Hundred Seventy-Five Thousand Dollars ($175,000.00) for the purposes of the purchase price adjustment (the "Adjustment Allowance") and for the purposes of insuring payment of accrued sales, withholding, unemployment, Liabilities, income and other Tax Liabilities which if not paid may be asserted as obligations of Centrum Subsidiary and Retained Liabilities (as defined in Section 2.8) and indemnification obligations under Article 8 hereof (the "Indemnification Allowance") (the Adjustment Allowance and the Indemnification Allowance being collectively referred to as the "Escrow Amounts").

                 (b) The Purchase Price for all of the Assets shall be allocated at Closing, exclusive of Centrum Subsidiary's acquisition costs, to the Assets in accordance with Section 1060 of the Internal Revenue Code, as amended, and as set forth in EXHIBIT D attached hereto and incorporated herein. The parties agree that the Purchase Price allocations shall be based upon and reflect the net fair market values of the Assets being purchased hereunder as determined by the parties exclusive of Centrum Subsidiary's acquisition costs. Neither Centrum Subsidiary nor the Company will do anything, or fail to take any action, which by reason of such doing or such failure, would be considered as inconsistent with any of the allocations set forth on EXHIBIT D for federal or state income tax purposes or any other purpose.

                 2.5      PURCHASE PRICE ADJUSTMENT.

                 (a) The Purchase Price shall be subject to adjustment based upon the audited financial statements to be prepared as of Closing Date (the "Closing Date Financial Statements"). The fees and costs of the Auditor will be borne by the Company. The Net Worth of the Company as of the Closing Date (the "Closing Net Worth") shall be calculated by the Auditors in accordance with GAAP applied on a consistent basis and reflecting changes from operations from December 31, 1996 to the Closing Date and shall be delivered to each of the Parties and to the Escrow Agent within forty-five (45) days of the Closing Date (the "Net Worth Notification"). The Company and Centrum Subsidiary shall cooperate with the Auditors to determine the Closing Net Worth. In that connection, Centrum Subsidiary shall permit Keller to assist in preparation of the Closing Date Financial Statements and shall provide access to the Company and the Auditors to all relevant records in Centrum Subsidiary's possession. The Auditors shall provide to the Buyer's independent certified public accountants full access to its workpapers and reports related thereto, any and all records and documentation necessary to perform an audit, including any and all records and documentation in the possession of the Auditors. In the event Buyer and its independent certified public accountants agree with the Auditor's determination of the

Closing Net Worth or do not agree with the Auditors' determination of the Closing Net Worth but the amount of the dispute is less than Ten Thousand Dollars ($10,000.00) in the aggregate, the determination of the Auditors shall prevail and the Company and the Buyer shall notify the Escrow Agent of the Auditor's determination within fifteen (15) days of their receipt of the Net Worth Notification. In the event that the Buyer disputes the Closing Net Worth as determined by the Auditors, and such dispute involves an aggregate of Ten Thousand Dollars ($10,000.00) or more, the Buyer shall notify the Company and Escrow Agent within fifteen (15) days of its receipt of the Net Worth Notification. If such dispute is not resolved by the Company and Centrum Subsidiary and notified to Escrow Agent within ten (10) days of notification thereof, it shall be submitted to the Disputes Auditor. The decision of the Disputes Auditor shall be final and shall be notified to the Parties and Escrow Agent within thirty (30) days of submission. The fees and expenses of the Disputes Auditor shall be borne by the Company and Centrum Subsidiary equally. Upon final determination of the Closing Net Worth, the Auditor (or the Disputes Auditor, as the case may be) shall make the certification to the Escrow Agent in the form of EXHIBIT A to the Escrow Agreement.

                 (b) The Purchase Price shall be reduced dollar for dollar for each dollar by which the Closing Net Worth is less than One Million Six Hundred One Thousand Dollars ($1,601,000.00) (the "August 31, 1997 Net Worth"). There will be no increase in the Purchase Price in the event the Net Worth of the Company as of the Closing Date exceeds the August 31, 1997 Net Worth.

                 (c) Except for any increases subsequent to August 31, 1997 in the U S Bank Debt that are a direct result of inventory purchased in the Ordinary Course of Business or accounts receivable resulting from sales of products or services in the Ordinary Course of Business, the amount of the U S Bank Debt as of the Closing Date for purposes of determining the Purchase Price shall not exceed One Million Three Hundred Thousand Dollars ($1,300,000.00).

                 (d) The Purchase Price shall be increased dollar for dollar up to a maximum of Two Hundred Thousand Dollars ($200,000.00) for each dollar by which the amount of the U S Bank Debt as of the Closing Date is less than One Million Ninety-Seven Thousand Dollars ($1,097,000.00). Amounts deposited in lockboxes with automatic sweeps to Company's U S Bank account as of the Closing Date shall be regarded as reductions in the amount of the U S Bank debt as of such date for purposes of this Section 2.5(d) so long as the Buyer is paid such amounts as contemplated in Section 2.4(a)(ii) hereof.

                 (e) The term "Adjusted Purchase Price" shall mean the Purchase Price after all the adjustments applicable under this Section 2.5.

                 2.6      ESCROW.

                 (a) Escrow Agent shall deposit the Escrow Amounts in interest-bearing accounts or other liquid investments not subject to market fluctuation in value and reasonably acceptable to the Company and Buyer, and shall hold and disburse the Escrow Amounts and any interest accrued thereon in accordance with the terms of the Escrow Agreement.

                 (b) Upon final determination of the Adjusted Purchase Price pursuant to Section 2.5(a), the Auditor (or Disputes Auditor, as the case may be) shall deliver to the Escrow Agent a certification in the form of EXHIBIT A to the Escrow Agreement. The Escrow Agent shall disburse to the Buyer the amount, if any, by which the Adjusted Purchase Price is less than the Purchase Price (the "Price Adjustment"), plus accrued interest thereon, up to a maximum of the Escrow Amounts and interest accrued thereon. The Company shall promptly deposit in escrow with the Escrow Agent the amount of the Price Adjustment, plus interest accrued thereon, it being understood by the parties hereto that after payment of the Price Adjustment to Buyer, there will initially remain in escrow as the Indemnification Allowance the sum of One Hundred Seventy-Five Thousand Dollars ($175,000.00).

                 (c) In the event that the Price Adjustment exceeds the Escrow Amount, Escrow Agent shall notify Company and Company, in addition to making the deposit in escrow referred to in (b) above, shall remit the difference, plus accrued interest thereon, calculated at the same rate as interest on funds in escrow, to the Buyer within thirty (30) days.

                 (d) Upon receipt by Escrow Agent of evidence reasonably satisfactory to it that the Company has paid or evidence that funds are needed to pay Taxes of any kind of the Company for all periods up through and including the Closing Date, Escrow Agent shall disburse to the Company from the Indemnification Allowance the amount paid by the Company to such taxing authority.
                 (e) Upon receipt of written instructions from the Company and Centrum Subsidiary, Escrow Agent shall disburse all of the remaining Indemnification Allowance, including interest accrued thereon, to the Company.

                 (f) Unless on or prior to November 1, 1998 Centrum Subsidiary shall have given written notice to the Company and Escrow Agent of a claim or claims by Centrum Subsidiary against the Company arising from a breach of the Company of any of the provisions of this Agreement (a "Buyer Claim"), Escrow Agent shall disburse all of the remaining Indemnification Allowance, including interest accrued thereon, to the Company.

                 (g) If Escrow Agent receives written notice from Centrum Subsidiary of a Buyer Claim prior to November 1, 1998, Escrow Agent shall hold, retain and not disburse the amount of such Buyer Claim from the Indemnification Allowance unless and until Escrow Agent receives written notice from the Company and Centrum Subsidiary, or a final order of a court of competent jurisdiction, directing Escrow Agent to disburse the Indemnification Allowance to the Company, any taxing authority or any claimant whose Buyer Claim is based upon a Retained Liability. Escrow Agent shall, however, disburse to the Company the amount by which the Indemnification Allowance exceeds the sum of all Buyer Claims.

                 (h) All costs and fees for the administration and handling of the Escrow Amounts will be paid by Buyer.

                 2.7 ASSUMED OBLIGATIONS. Effective as of the Closing Date, Centrum Subsidiary will assume and become liable for and shall pay when due: the Company's current leases, current contracts, current commitments and unfilled purchase and customer orders, to which the Company is a party and entered into in the Ordinary Course of Business; accrued payroll, vacation, commission and bonus to employees hired by Buyer (but only to the extent any such amounts were incurred in the Ordinary Course of Business and are reflected in the Closing Date Financial Statements); trade accounts payable incurred in the Ordinary Course of Business; costs for warranty repairs for products sold in the Ordinary Course of Business (but not in excess of Fifty Thousand Dollars ($50,000.00); business and occupation taxes accrued for the month of October 1997, but not yet due and payable (but only to the extent any such amounts were incurred in the Ordinary Course of Business and are reflected in the Closing Date Financial Statements); sales and/or use taxes collected or billed by the Company in the Ordinary Course of Business from purchasers of the Company's products or services (but only to the extent reflected in the Closing Date Financial Statements); and the revolving credit loan from U S Bank (collectively the "Assumed Obligations"). The Assumed Obligations are further described on EXHIBIT A(2). Disclosure of any Liability or other matter of the Company in the Disclosure Schedule shall not increase the Assumed Obligations.

                 2.8      RETAINED LIABILITIES.  Except as set forth in this
Section 2.8, it is expressly recognized that Centrum Subsidiary will assume no liability or responsibility for any other Liabilities or obligations of the Company, including without limitation: Taxes of any kind and nature (except as to taxes specifically assumed under Section 2.7); product warranty or repair claims in excess of Fifty Thousand Dollars ($50,000.00) or product liability claims based upon or in connection with any products sold, shipped or services rendered by the Company at any time prior to Closing, and products manufactured, fabricated or assembled by the Company at any time prior to the Closing Date, but sold or shipped by Buyer after the Closing Date (except to the extent such claims relate to acts or omissions of Centrum Subsidiary); obligations of the Company to Centrum Subsidiary; workers' compensation claims by any employees of the Company; audit fees, pension, or employee welfare benefit plan claims, Cobra payments, employee severance, fringe benefit and other claims (other than those expressly assumed by Centrum Subsidiary); attorney fees incurred in connection with the transaction contemplated herein or otherwise; or other charges or expenses incurred in connection with the consummation of the transaction contemplated herein. Other than the Assumed Obligations, the Company agrees to discharge all of the foregoing obligations (hereinafter known as the "Retained Liabilities") that it may have in the Ordinary Course of Business, but in no event later than sixty
(60) days after the Closing Date or after the Liability is determined or the date the Liability is due, whichever is later; provided that this provision shall not apply to liabilities which the Company contests in good faith. Disclosure of any Liability or other matter of the Company in the Disclosure Schedule shall not limit or decrease the Retained Liabilities.

                 2.9 BANK MATTERS. Checks issued by the Company prior to the Closing in the Ordinary Course of Business in payment of Liabilities which do not clear until after Closing shall be promptly reimbursed to the Company by Centrum Subsidiary to the extent such Liabilities would have constituted Assumed Obligations.

         3.      REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

                 (a) REPRESENTATIONS AND WARRANTIES OF DUKE. Duke represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and, subject to such changes as are disclosed in writing to Buyer on or prior to the Closing Date, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to itself, except as otherwise specifically set forth herein or in any Schedule attached to this Agreement.

                          (i)     Duke is duly organized, validly existing and
in good standing under the Laws of the jurisdiction of its formation.

                         (ii)     Duke has furnished the Buyer with the
following financial statements (collectively the "Duke Financial Statements"):
(i) reviewed balance sheet and statement of income, changes in shareholders' equity, and cash flow of Duke as of and for the fiscal year ended December 31, 1996 prepared by the Auditors, independent certified public accountants for Duke; and (ii) internally prepared balance sheet and statement of income, changes in stockholders' equity, and cash flow as of and for the eight (8) months ended August 31, 1997. The Duke Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete in all material respects, contain adequate accruals for current expenses and liabilities, present accurately and completely in all material respects the financial condition and results of operation of Duke as of the times and for the periods referred to therein, and are consistent with the books and records of Duke (which books and records are correct and complete in all material respects);

provided that the internally prepared financial statements of Duke do not include footnotes and are subject to normal year end adjustments.

                        (iii) AUTHORIZATION OF TRANSACTION. Each of the Company and Duke has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby to be delivered at Closing and thereby. This Agreement has been duly executed and delivered by the Company and Duke and this Agreement constitutes, and each of the other agreements contemplated hereby, upon execution and delivery, will constitute, the valid and legally binding obligation of the Company and Duke enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Except as otherwise specifically provided herein, neither the Company nor Duke need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The shareholders and directors of both Duke and the Company have duly met on a properly called meeting and the shareholders and directors of Duke and the Company have unanimously approved this Agreement and the transaction contemplated herein. No shareholder of Duke or of the Company has or will have any dissenter's or appraisal rights under the Washington Act as a result of the transaction contemplated in this Agreement.

                         (iv)     COMPANY SHARES.  Duke is not a party to any
option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company. Duke is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. Duke Seabridge owns collectively of record and beneficially all of Duke's common stock, which constitutes all of the issued and outstanding capital stock of Duke. Duke owns all of the issued and outstanding capital stock of the Company.

                          (v)     BROKER FEES.  The Company has no Liability
or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Centrum Subsidiary could become liable or obligated.

                         (vi)     NO CONTRACT.  The Company is not a party to
any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Assets of the Company (other than this Agreement or the acquisition or disposition of inventory in the Ordinary Course of Business).

                 (b) REPRESENTATIONS AND WARRANTIES OF CENTRUM. Centrum represents and warrants to the Company that the statements contained in this Section

3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)) with respect to itself, except as otherwise specifically set forth herein (the word "material" meaning to Centrum and its Subsidiaries taken as a whole):

                          (i)   CORPORATE STANDING OF CENTRUM AND
AUTHORIZATION OF TRANSACTION. Centrum is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, is duly authorized to conduct business under the Laws of the State of Delaware, and has the corporate power to carry on its business as and where conducted. Centrum has full corporate power and authority to execute and deliver this Agreement and the other documents to be delivered at Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Centrum and this Agreement constitutes, and each of the other agreements to be delivered at Closing, upon execution and delivery, will constitute, the valid and legally binding obligation of Centrum, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Except as otherwise specifically provided herein, Centrum need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

                          (ii)    CORPORATE STANDING OF CENTRUM SUBSIDIARY AND
AUTHORIZATION OF TRANSACTION. Centrum Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington, duly authorized to transact business in the State of Washington. Centrum Subsidiary has full corporate power and authority to execute and deliver this Agreement and the other documents to be delivered at Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Centrum Subsidiary and this Agreement constitutes, and each of the other agreements to be delivered at Closing, upon execution and delivery, will constitute, the valid and legally binding obligation of Centrum Subsidiary, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Except as otherwise specifically provided herein, Centrum Subsidiary need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

                          (iii)   NONCONTRAVENTION.  Neither the execution and
the delivery of this Agreement by Centrum and Centrum Subsidiary, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, Governmental Authority, or court to which Centrum and its Subsidiaries is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Centrum or any of its Subsidiaries is a party or by which they are bound or to which any of their respective assets are subject.

                          (iv)    GOVERNMENTAL APPROVALS. There are no
governmental approvals required in connection with the Agreement or the consummation of the transactions contemplated thereby.

                          (v)     CAPITAL STOCK.  Centrum owns indirectly all
of the issued and outstanding common stock of Centrum Subsidiary.


                          (vi)    ABSENCE OF LITIGATION.  There is no action,
suit, proceeding, claim or investigation by any Governmental Authority pending or, to the knowledge of Centrum, threatened against Centrum or its Subsidiaries or the assets or business of Centrum or its Subsidiaries which has or may have a material adverse effect on Centrum's consolidated business or condition or challenging or affecting the transactions contemplated by this Agreement.

                          (vii)   BROKER'S FEES.  Centrum has no Liability or
obligation to pay any fees, commissions, or similar compensation to any broker, finder, or agent, or other Person with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

                         (viii)   Centrum has received a loan proposal from
Huntington National Bank dated September 10, 1997 (the "Loan Proposal"), a copy of which has been delivered to the Company.

         4.      REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.
The Company and Duke represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                 (a) ORGANIZATION, QUALIFICATION, CORPORATE POWER AND AUTHORIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the Laws of Oregon, California, Arizona and each other jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. SCHEDULE 4(A) of the Disclosure Schedule lists the directors and officers of the Company and of Duke. The Company has delivered to the Buyer correct and complete copies of its Articles of Incorporation and Bylaws (as amended to date). The minute books containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Company have been made available to the Buyer and are correct and complete. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

         The Company has full corporate power and authority to execute and deliver this Agreement and the other documents to be delivered at Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and each of the other agreements to be delivered at Closing, upon execution and delivery, will constitute, the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Except as otherwise specifically provided herein, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

                 (b) CAPITALIZATION. The entire authorized capital stock of the Company consists of one million (1,000,000) shares of common stock, no par value, of which one thousand (1,000) shares are issued and outstanding.
All of the issued and outstanding shares of the Company's common stock have been duly authorized, are validly issued, fully paid, and nonassessable. All of the Company's common stock is held of record by Duke. Duke holds of record and owns beneficially all of the Company's common stock, which constitutes all of the issued and outstanding shares of the capital stock of the Company, in each case free and clear of any Security Interest, option, agreement, voting trust, proxy, right of first refusal or other encumbrance, arrangement or restriction whatsoever. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments providing for the issuance, disposition, or acquisition of any shares of capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company. There are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Company.

                 (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, or the other agreements contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, Governmental Authority, or court to which the Company is subject;
(ii) violate any provision of the Articles of Incorporation or Bylaws of the Company; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument and indebtedness, Security Interest, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except for the U S Bank Debt and those lease agreements set forth in SCHEDULES 4(m) and 4(n) of the Disclosure Schedule. The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

                 (d) SUBSIDIARIES. The Company has no Subsidiaries and the Company does not control directly or indirectly or have a direct or indirect equity participation in any corporation, partnership, trust, limited liability company or other business association.

                 (e) FINANCIAL STATEMENTS. The Company has furnished the Buyer with the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income, changes in shareholders' equity, and cash flow of the Company as of and for the fiscal years ended December 31, 1995 and December 31, 1996 (the "Most Recent Fiscal Year End") prepared by the Auditors, independent certified public accountants for the Company; and (ii) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the eight (8) months ended August 31, 1997

(the "Most Recent Fiscal Month End") for the Company. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete in all material respects, contain adequate accruals for current expenses and liabilities, present accurately and completely in all material respects the financial condition and results of operation of the Company as of the times and for the periods referred to therein, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects); provided that the Most Recent Financial Statements do not include footnotes and are subject to normal year end adjustments.

                 (f) EVENTS SUBSEQUENT TO THE MOST RECENT FISCAL YEAR END. Except for year to date losses disclosed in the Most Recent Financial Statements for the Most Recent Fiscal Month End or as otherwise disclosed in
SCHEDULE 4(f) of the Disclosure Schedule, since the date of the Most Recent Fiscal Year End, there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

                          (i)    the Company has not sold, leased, transferred,
or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

                          (ii)   the Company has not entered into any contract,
lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) outside the Ordinary Course of Business, nor has the Company submitted or received any business proposals or given quotations with respect to any prospective contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, sublicenses) which are outside the Ordinary Course of Business;

                          (iii)  no party has accelerated, terminated, amended,
modified, or canceled or waived any rights or obligations under any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) to which the Company is a party or by which it is bound;

                          (iv)   the Company has not imposed any Security
Interest upon any of its assets, tangible or intangible;

                          (v)    the Company has not made any capital
expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

                          (vi)   the Company has not made any capital investment
in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                          (vii)   the Company has not created, incurred,
assumed, or guaranteed any indebtedness (including capitalized lease obligations) outside the Ordinary Course of Business;

                          (viii)  the Company has not delayed or postponed
(beyond its normal practice) the payment of accounts payable and other Liabilities;

                          (ix)    the Company has not accelerated the payments
of accounts receivable beyond its normal practice;

                          (x)     the Company has not canceled, compromised,
waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                          (xi)    the Company has not granted any license or
sublicense of any rights under or with respect to any Intellectual Property;

                          (xii)   there has been no change made or authorized in
the Articles of Incorporation or Bylaws of the Company;

                          (xiii)  the Company has not issued, sold, or
otherwise disposed of any of its capital stock, granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock or redeemed, repurchased or otherwise acquired or transferred any of its capital stock;

                          (xiv)   the Company has not declared, set aside, or
paid any dividend or distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock;

                          (xv)    the Company has not experienced damage,
destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 singly, or in the aggregate (provided that the occurrence of such an event subsequent to the execution of this Agreement shall not constitute a breach of this representation and warranty);

                          (xvi)   the Company has not made any loan to, or
entered into any other transaction with, Duke or Duke Seabridge or any of the Company's directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against the Company;

                          (xvii)  the Company has not entered into any
employment contract or collective bargaining agreement, written or oral, or materially modified the terms of any existing such contract or agreement;

                          (xviii)  the Company has not granted any increase
outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees;

                          (xix)    the Company has not adopted any Employee
Benefit Plan or any (A) bonus, (B) profit-sharing, (C) severance, (D) pension,
(E) retirement, (F) medical, hospitalization, life or other insurance, or (G) other plan, contract, or commitment for any of its directors, officers, and employees, or materially modified or terminated any existing such Employee Benefit Plan or other such plan, contract, or commitment;

                          (xx)     the Company has not made any other material
change in employment terms for any of its directors, officers, and employees;

                          (xxi)    the Company has not made or pledged to make
any charitable or other capital contribution outside the Ordinary Course of Business;

                          (xxii)   the Company has not failed to maintain
levels of inventory in the Ordinary Course of Business;

                          (xxiii)  the Company has not failed to maintain its
assets in repair, order and condition in accordance with the Ordinary Course of Business;

                          (xxiv)   to the Knowledge of the Company, there has
not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                          (xxv)    the Company has not committed to any of the
foregoing.

                 (g) ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in the Most Recent Financial Statements, the Company had, as of such date, no material Liabilities (including any breach of contract, breach of warranty, tort, infringement, or violation of Law or any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand) or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), of a nature required to be reflected in its balance sheet, or the notes thereto, prepared in accordance with GAAP applicable to Company and consistent with the past practice and custom of the Company. SCHEDULE 4(G) of the Disclosure Schedule contains a list of all indebtedness of the Company.

                 (h)      TAX MATTERS.

                          (i) Duke and the Company (to the extent filed on a
consolidated basis with Duke) have timely filed all Tax Returns that they were required to file. All such

Tax Returns were correct and complete in all material respects and set forth with reasonable accuracy all material items required to be set forth therein. Duke and the Company have paid, accrued or otherwise adequately reserved Liabilities for the payment of all Taxes, whether or not yet due and payable and whether or not disputed, in respect of the periods covered by Tax Returns which are due on or before the Closing Date. Except as set forth on SCHEDULE 4(h), the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on SCHEDULE 4(H), no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. Upon consummation of the transaction contemplated herein, no taxing authority will have any Basis to pursue any claims against the Buyer as a transferee or otherwise for any Tax Liabilities of the Company.

                         (ii)  Except as set forth on SCHEDULE 4(h), the
Company has paid all Taxes required to have been paid. The Company has withheld and paid over all Taxes required to have been withheld and paid over, including, without limitation, those required to be withheld or paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person. The Company has collected and paid over all Taxes required to have been collected and paid over, including, without limitation, any and all sales tax or use tax required to be collected and paid over.

                        (iii) Except as set forth on SCHEDULE 4(h), the Company does not expect any authority to assess any additional Taxes for any period for which (A) a Tax Return as to such type of Tax has been filed; (B) any Tax for which no return was required, for any period for which a payment as to such type of Tax has been made; or (C) any Tax for any period for which a Tax Return is due but has not been filed. There is no dispute or claim concerning any Tax Liability of the Company either (Y) claimed or raised by any authority in writing or (Z) for which the Company has Knowledge based upon personal contact with any agent of such authority. SCHEDULE 4(H) of the Disclosure Schedule lists all state and local Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all state and local Tax Returns, audit reports, tax work papers, examinations, reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1996.

                         (iv)  Except as set forth on SCHEDULE 4(h), the
Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v)  The Company has not filed a consent under Code
Sec. 341(f) (or any corresponding provision of state, local or foreign income tax Law) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G (or any corresponding provision of state, local or foreign income tax Law). The Company has never been, nor is it on the date hereof, nor will it become as a result of any action taken prior to or on the date hereof, a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) (or any corresponding provisions of state, local or foreign income tax Law.) The Company disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6661 or Code Sec. 6662 or any penalty under the Code (or any corresponding provisions of state, local or foreign income tax
Law). The Company has at all times prior to and including the date hereof with respect to all of its income and other Tax Returns acted in good faith and due diligence in stating its Tax Liability and components thereof and has timely filed all of such income and other Tax Returns. The Company is not a party to any Tax allocation or sharing agreement with any Person outside the existing Affiliated Group.

                      (vi)   intentionally deleted;

                     (vii) The unpaid Taxes of the Company do not materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet, as adjusted for the transactions occurring in the Company's Ordinary Course of Business during the period from the date of the Most Recent Balance Sheet to the Closing Date.

                     (viii) All compensation paid to officers or directors of the Company was in a reasonable amount when paid and all expenses incurred and deducted on any Tax Return for travel and/or entertainment were bona fide business expense deductions and the amount of such deductions did not exceed the permissible amount thereof under the Code.

                 (i) ASSETS. The Assets constitute all tangible and intangible assets, properties, rights, know-how, processes and ability necessary for the conduct of the Company businesses as presently conducted and as presently proposed to be conducted. Each item of Personal Property is, to the Knowledge of the Company: (i) free from material defects (patent and latent); (ii) has been maintained in accordance with either normal industry practice or the preventive maintenance recommendation of the manufacturer;
(iii) except as otherwise set forth in SCHEDULE 4(f) of the Disclosure Schedule, in good operating condition and repair in all material respects (subject to normal wear and tear); and (iv) suitable for the purposes for which it presently is used. All of the tangible Assets are located: (i) at the locations identified in Section 2.1(b), (ii) in the possession of salespersons of the Company in the Ordinary Course of Business; or (iii) at relevant job sites. Any representation in this paragraph with respect to Intellectual Property which is in conflict with
Section 4(k) shall be deemed subject to the limitations of Section 4(k).

                 (j) OWNED REAL PROPERTY. The Company owns no real estate.

                 (k)      INTELLECTUAL PROPERTY.

                          (i)  To the Knowledge of the Company, the Company
owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all actions that it deems reasonably necessary or desirable to protect each item of Intellectual Property that it owns or uses. The Company has never conducted business under any other name than the Tradename.

                         (ii)  The Company has never received any charge,
complaint, claim, or notice alleging any interference, infringement, misappropriation, or violation with any Intellectual Property rights of third parties. To the Knowledge of the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, nor has any third party interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                        (iii) SCHEDULE 4(k)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued or assigned to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration or invention disclosure made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions), including but not limited to, any rights to manufacture, have manufactured, assemble or sell any products or processes utilizing the Company's Intellectual Property. The Company has delivered or made available to the Buyer correct and complete copies of all such patents, registrations, applications, assignments, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Company owns:

                                  (A)  the identified owner possesses all
right, title and interest in and to the item;

                                  (B)  the item is not subject to any
outstanding judgment, order, decree, stipulation, injunction, or charge;

                                  (C)  no charge, complaint, action, suit,
proceeding, hearing, investigation, claim or demand is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

                                  (D)  intentionally deleted.

                         (iv)  SCHEDULE 4(K)(IV) of the Disclosure Schedule
identifies each item of Intellectual Property material to the operation of the business of the Company that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission, other than software licenses acquired in the ordinary Course of Business. Except for software licenses acquired in the Ordinary Course of Business, the Company has supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                                  (A)  the license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable and in full force and effect;

                                  (B)  the license, sublicense, agreement, or
permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing and will be available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder;

                                  (C)  no party to the license, sublicense,
agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                  (D)  no party to the license, sublicense,
agreement, or permission has repudiated any provision thereof;

                                  (E)  with respect to each sublicense, the
representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                                  (F)  the underlying item of Intellectual
Property is not subject
to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                                  (G)  no charge, complaint, action, suit,
proceeding, hearing, investigation, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                  (H)  the Company has not granted any
sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                          (v)   intentionally deleted.

                         (vi)   intentionally deleted.

                        (vii)   No third party has claimed or, to the
Knowledge of the Company, has reason to claim that any person employed by or affiliated with the Company has (A) violated or may be violating any of the terms or conditions of his employment, noncompetition or nondisclosure agreement with such third party, (B) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (C) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. To the Knowledge of the Company, no person employed by or affiliated with the Company has employed or proposed to employ any trade secret or any information or documentation proprietary to any former employer, and no person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation. To the Knowledge of the Company, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

                 (l) INVENTORY. The inventory of the Company is recorded on the Most Recent Financial Statements in accordance with GAAP at the lower of cost or market value and consists of raw materials and supplies and assembled, fabricated and purchased parts, which is salable in the Ordinary Course of Business.

                 (m) REAL PROPERTY LEASES. Schedule 4(m) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 4(m) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Schedule 4(m) of the Disclosure Schedule:

                      (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect with respect to the Company and, to the Company's Knowledge, with respect to the landlord;

                      (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing, subject to obtaining the landlord's consent, with respect to Centrum Subsidiary and, to the Company's Knowledge, with respect to the landlord;

                      (iii) the Company is not in breach or default, and to the Knowledge of the Company, the landlord is not in breach or default of the lease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (iv) no party to the lease or sublease has repudiated any provision thereof;

                      (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                      (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                      (vii) the Company has not assigned, transferred, conveyed, mortgaged, or encumbered any interest in the leasehold or subleasehold;

                      (viii) to the Knowledge of the Company, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws, rules, and regulations;

                      (ix)    intentionally deleted;

                (x) to the Knowledge of the Company, there are no (A) pending or threatened condemnation proceedings relating to any leased or subleased properties, (B) pending or threatened litigation or administrative actions relating to any leased or subleased property, or (C) other matters affecting adversely the current use, occupancy or value thereof;

                 (xi)    intentionally deleted;

                 (xii) to the Knowledge of the Company, all facilities located on leased or subleased property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services, to the Knowledge of the Company, are adequate in accordance with all applicable Laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property;

                 (xiii)  intentionally deleted; and

                 (xiv)   intentionally deleted.

                 (n) CONTRACTS. SCHEDULE 4(N) of the Disclosure Schedule lists all the following contracts, agreements, and other written arrangements to which the Company is a party:

                       (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties;

                       (ii) any written arrangements (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, utilities, products, equipment (including equipment being manufactured pursuant to customer specifications) or other personal property or for the furnishing or receipt of services which calls for performance over a period of more than six months and/or which involves an expenditure in the aggregate of more than Fifty Thousand Dollars ($50,000.00), excluding purchase orders issued in the Ordinary Course of Business for the acquisition or provision of goods or services;

                       (iii)  any written arrangement concerning a
partnership or joint venture;

                       (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                       (v)    any written arrangement concerning
confidentiality or non-competition;

                         (vi)   any written arrangement involving the Company
and its Affiliates;

                         (vii)  any written arrangement with any of its
directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, bonus agreement, profit sharing agreement, option agreement, deferred compensation agreement, or severance agreement;

                        (viii) any written arrangement under which the consequences of default or termination could have a material adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company taken as a whole; or

                        (ix) any other written arrangement (or group of related written arrangements) not entered into the Ordinary Course of Business.

The Company has delivered to the Buyer a correct and complete copy of each written arrangement listed in SCHEDULE 4(N) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (C) the Company is not in breach or default, and to the Knowledge of the Company, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; (D) no party has repudiated any provision of the written arrangement; (E) products and equipment currently being manufactured are in compliance with the customer's specifications; (F) as of the date of this Agreement, the Company's current backlog of customer orders is approximately Two Million Six Hundred Thousand Dollars ($2,600,000.00); and (G) except as shown on SCHEDULE 4(N) or reflected in the Most Recent Fiscal Month End financial statements, no advance payment has been received on such arrangement. Except as set forth on SCHEDULE 4(N), the Company is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in SCHEDULE 4(N) of the Disclosure Schedule under the terms of this Section 4(n). Except as set forth on SCHEDULE 4(N) of the Disclosure Schedule, no unfilled customer order or commitment obligating the Company to process, manufacture, or deliver products or perform services will result in a negative gross margin to the Company upon completion of performance. No purchase order or commitment of the Company is in excess of normal requirements, nor are the prices provided therein in excess of current market prices for the products or services to be provided thereunder. No supplier of the Company, except for Western Atlas, has indicated within the past year that it will stop, or materially decrease the rate of, supplying materials, products, or services to the Company and no customer of the Company who purchased in excess of One Hundred Thousand Dollars ($100,000.00) of the Company's goods or services in any one (1) fiscal year has indicated within the past year that it will stop, or materially decrease the rate of, buying materials, products, or services from the Company due to dissatisfaction with the Company's performance.

                 (o) NOTES AND ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 4(O), all notes and accounts receivable of the Company (including accounts receivables, loan receivables and advances) are reflected properly on their books and records, are valid receivables which have arisen only from bona fide transactions in the Ordinary Course of Business, subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in the Ordinary Course of Business, subject to the adjustment for bad debt amounts reflected in the Closing Date Financial Statements.

                 (p) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

                 (q) INSURANCE. SCHEDULE 4(Q) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing general liability, products liability, automobile, and workers' compensation coverage, group health or life, property, casualty, bond and surety, key man and other insurance policies and arrangements to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

                          (i)    the name, address, and telephone number of the
agent;

                          (ii)   the name of the insurer, the name of the
policyholder, and the name of each covered insured;

                          (iii)  the policy number, the period of coverage and
the estimated annual premiums, costs and any related administrative charges;

                          (iv)   the scope (including an indication of whether
the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                          (v)    a description of any retroactive premium
adjustments or other loss-sharing arrangements.

With respect to each such insurance policy as to the Company and, to the Company's Knowledge as to other parties, (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. SCHEDULE 4(Q) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

                 (r) LITIGATION. SCHEDULE 4(R) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in SCHEDULE 4(R) of the Disclosure Schedule could result in any adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Company taken as a whole. To the Knowledge of the Company, there is no reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

                 (s) PRODUCT WARRANTY. Each product or piece of equipment manufactured, sold, leased, or delivered or service rendered or performed by the Company has been in substantial conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered or service rendered or performed by the Company is subject to any guaranty, warranty, or other indemnity beyond applicable standard terms and conditions of sale or lease, those implied by Law or required by contracts with particular customers. SCHEDULE 4(S) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions) in each of the three (3) most recent fiscal years, and a copy of any unexpired express warranty, indemnity or guaranty given to any customer with respect to any product manufactured, sold, leased or delivered, or service rendered or performed by the Company since January 1, 1995 which is not consistent with the Company's standard terms and conditions.

                 (t) PRODUCT LIABILITY. The Company has no liability (and there is no Basis for any present or future charges, complaint, action, suit, legal proceeding, hearing, investigation, claim, demand against it giving rise to any Liabilities) arising out of any injury to persons or property or the property of the Company as a result of the ownership, possession, or use of any product manufactured and sold, leased, or delivered or service rendered or performed by the Company prior to the Closing Date. The Company has not been a party to any product liability litigation which alleged any injury to persons or property or the property of the Company as a result of the ownership, possession or use of any product manufactured and sold, leased and delivered or service rendered or performed by the Company at any time. All products designed and/or manufactured and shipped by the Company prior to the Closing Date were, when shipped, in substantial compliance with all applicable rules and regulations of the Occupational Health and Safety Administration and with all applicable federal and state workplace health and safety Laws and regulations.

                 (u) EMPLOYEES. Except as set forth in SCHEDULE 4(U) of the Disclosure Schedule, to the Knowledge of the Company, no key employee or group of employees has any plans to terminate or modify his or her employment with the Company. Except as set forth in SCHEDULE 4(U) of the Disclosure Schedule, the Company has complied in all material respects with all legal requirements relating to the employment of labor, including, without limitation, provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. All employees of the Company are eligible to work under the Immigration Reform Control Act of 1986, as amended, and the Company maintains the records required thereunder. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practice or other collective bargaining disputes. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. SCHEDULE 4(U) in the Disclosure Schedule contains (i) a list of all grievances, if any, presently pending and which involves any employee at any facility of the Company, as well as a description and the status of each, (ii) a list of all unfair labor practice charges, if any, as well as a description and the status of each, filed prior to the date hereof with any governmental agency by or on behalf of any employee at any facility of the Company, and (iii) a list of all employee-related litigation, if any, including administrative proceedings, as well as a description and the status of each case, filed by or on behalf of any employee at any facility of the Company.

                 (v) EMPLOYEE BENEFITS. SCHEDULE 4(V) of the Disclosure Schedule lists all of the Company Plans in effect at the date of this Agreement. The representations and warranties set forth in this Section 4(v) are made with respect to all or certain, as indicated, of the Company Plans, whether or not listed on SCHEDULE 4(V), and with respect to certain Employee Benefit Plans which would be Company Plans if the word "Company", as used in the definition of the term "Company Plans" in Section 1 hereof, included all members ("Related Companies") of any "controlled group", as defined in ERISA Sec. 302(f)(6)(B), of which the Company is a member ("Related Company Plans"). Except as otherwise disclosed on SCHEDULE 4(V):

                       (i) None of the Company Plans is a Pension Plan, a Defined Benefit Plan, or a Multiemployer Plan.

                      (ii) Each Company Plan substantially complies, in form and operation, with all applicable provisions of ERISA, the Code,and other applicable Law; and all required documents and reports, including plan documents, trust agreements, insurance contracts, annual reports (Form 5500 or other prescribed form), summary annual reports, and summary plan descriptions, are in existence and, to the extent required, have been adopted, executed, delivered, filed and/or distributed appropriately with respect to each such Plan in accordance with ERISA Title I; and the group health plan continuation coverage requirements of ERISA Title I, Part 6, and Code Sec. 4980B have been met with respect to each Employee Welfare Benefit Plan to which they apply.

                     (iii) The Company, in its capacity as the Plan Sponsor and/or Administrator of each Company Plan and as a Fiduciary with respect to each Company Plan, has substantially complied with all applicable provisions of ERISA, the Code, and other applicable Law.

                      (iv) All employer and employee contributions, including employee salary reduction contributions, premiums, and other payments which are due to, under, or with respect to any Company Plan have been paid, and all such contributions, premiums, and other payments for any period ending on or before the Closing Date which are not yet due have been paid or accrued in accordance with applicable Law and the past custom and practice of the Company. The Company has no Liability, nor any Knowledge of any Basis for the assertion of any Liability, for any such contributions, premiums (including premiums to the PBGC), or other payments to or with respect to any Related Company Plan.

                       (v) Neither the Company nor any Company Plan has engaged in any Prohibited Transaction; no investigation or other proceedings have been commenced to remove or otherwise sanction any Fiduciary of any Company Plan; and there has been no settlement agreement or court order with respect to which a civil penalty could be assessed against the Company under ERISA Sec. 502(l). No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending or threatened. The Company has no Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

                      (vi) Subject only to any limitations or restrictions expressly imposed by ERISA, the Code, or other applicable Law, the Company has full and unlimited authority, which it may exercise or delegate, to administer and interpret each Company Plan in its discretion and to amend, suspend, and/or terminate each such Plan at any time, and the Company has not made any enforceable oral or written representations to any Person that modify the scope of such authority as set forth in the governing documents of the

Company Plans.

                     (vii) Each Company Plan that is an Employee Pension Benefit Plan is either a Qualified Plan or an Exempt Plan, and each such Qualified Plan, as most recently amended and currently in effect, is the subject of a favorable determination letter from the Internal Revenue Service with respect to its qualified status.

                    (viii) With respect to any Related Company Plan that is a Pension Plan, there exists no "accumulated funding deficiency" (whether or not waived) within the meaning of Section 302(a)(2) of ERISA; there is no lien against any of the Company's assets in favor of such Plan pursuant to Section 302(f) of ERISA; and there has been no amendment to such Plan by reason of which the Company is or may be required to provide security to such Plan pursuant to Section 401(a)(29) of the Code.

                    (ix) With respect to any Related Company Plan that is a Defined Benefit Plan or Multiemployer Plan, such Plan has not been terminated, nor has the Company or a Related Company wholly or partially withdrawn from such Plan, nor have proceedings been commenced to bring about any such termination or withdrawal under circumstances whereby any Liability could be asserted against the Company in connection therewith; there has not been asserted against the Company any liability to such Plan, to the PBGC, or to any other party in connection with any such termination or withdrawal; and no lien has been filed or threatened to be filed against any asset of the Company in connection with any such asserted liability.

                    (x) The Company has delivered to the Buyer correct and complete copies of (A) all documents, in whatever form, setting forth the provisions of each Company Plan in effect at the date of this Agreement, including (but not limited to) the plan documents and summary plan descriptions for each such Employee Benefit Plan; (B) the most recent determination letter received from the Internal Revenue Service with respect to each such Qualified Plan; (C) the most recent Form 5500 (or other prescribed form) Annual Report (including all schedules and attachments) of each such Employee Benefit Plan;
(D) all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan; and (E) all correspondence, in whatever form, with any Governmental Authority regarding any Company Plan.

                    (xi) The Company does not maintain and has never maintained, does not contribute to, and never has contributed or been required to contribute to, any Company Plan or other Employee Welfare Benefit Plan providing health, accident, disability, or death (including life insurance) benefits to retirees or other former employees, their spouses, or their dependents (other than group health plan continuation coverage in accordance with ERISA Title I, Part 6 and Code Sec. 4980B).

                 (w) GUARANTIES. The Assets are not bound by any guaranty or not otherwise liable for any Liability or obligation (including indebtedness) of any other person.

                 (x) ENVIRONMENT. Except as set forth in SCHEDULE 4(X) of the Disclosure Schedule:

                          (i)  To the Knowledge of the Company and Duke, the
Company and the predecessors of the Company have complied with all relevant Laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such Law or regulation.

                          (ii)  The Company has no Liability (and there is no
Basis related to the past or present operations, properties, or facilities of the Company and its predecessors and Affiliates for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company giving rise to any Liability) under the Emergency Planning and Community Right-to-Know Act of 1986 (as amended), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1989 (each as amended), or any other Law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment, in each case which could result in Liability to the Buyer.

                          (iii)  The Company has no Liability (and neither the
Company nor its predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common Law or pursuant to any statute) against the Company giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury to any employee, in each case which could result in Liability to the Buyer.

                          (iv)  To the Knowledge of the Company and Duke, the
Company has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign Laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                          (v)  To the Knowledge of the Company and Duke, all
properties and equipment used in the business of the Company are and have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2 trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                          (vi)  To the Knowledge of the Company and Duke, no
pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, spilled, leaked, discharged, emitted, or released on any Real Property that the Company has owned or that the Company leases or has ever leased. Any pollutant, contaminant, or chemical, industrial, hazardous or toxic matter or waste ever stored by the Company on any real property that the Company has owned or that the Company leases or has ever leased, has been stored in compliance with all relevant Laws. To the Knowledge of the Company and Duke, any pollutant, contaminant, or chemical, industrial, hazardous or toxic matter or waste ever stored by any third party on any real property that the Company has owned or that the Company leases or has ever leased, has been stored in compliance with all relevant Laws.

         (y)     LEGAL COMPLIANCE.

                          (i)  To the Knowledge of the Company and Duke, the
Company has complied in all material respects with all applicable Laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such Law or regulation.

                          (ii)  To the Knowledge of the Company and Duke, the
Company has complied in all material respects with all applicable Laws (including rules and regulations thereunder) relating to the employment of labor, employee civil rights, and equal employment opportunities.

                          (iii)  The Company has not violated in any respect or
received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

                          (iv)  The Company has not:

                                  (A)  made or agreed to make any contribution,
payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the Laws of any federal, state, local, or foreign jurisdiction;

                                  (B)  established or maintained any unrecorded
fund or asset for any purpose, or made any false entries on any books or records for any reason; or

                                  (C)  made or agreed to make any contribution,
or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

                          (v)  The Company has filed in a timely manner all
reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable Laws (including rules and regulations thereunder).

                          (vi)  The Company has possession of all records and
documents it was required to retain under all applicable Laws (including rules and regulations thereunder).

                 (z) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except as set forth in SCHEDULE 4(Z) of the Disclosure Schedule or in their roles as shareholders, directors, officers or employees of, or consultants to, the Company, none of Duke, Duke Seabridge or their Affiliates has been involved in any business arrangement or relationship with the Company within the past thirty-six (36) months, and none of Duke, Duke Seabridge or their Affiliates owns any property or right, tangible or intangible, which is used in the business of the Company.

                 (aa) BANK ACCOUNTS. SCHEDULE 4(AA) of the Disclosure Schedule lists all of the bank accounts, safe deposit boxes and lock boxes of the Company (designating each authorized signer).

                 (ab) BROKERS' FEES. The Company has no Liability or obligation to pay any fees, commissions or similar compensation to any broker, finder, or agent, or other Person with respect to the transactions contemplated by this Agreement.

                 (ac) EXON-FLORIO. The Company is in compliance with any export control requirements in any contract to supply goods or services to the United States Government or any agency thereof, directly or through a contractor, in which such goods or services are subject to export restrictions for national security reasons. Except for restrictions on shipping products to certain countries, products manufactured by the Company are subject to no export restrictions imposed by the United States Government.

                 (ad)     HEALTH AND SAFETY.

                          (i)  To the Knowledge of the Company and Duke, the
Company has complied in all material respects with all applicable Laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the public health and safety, and employee health and safety. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against it alleging any failure to comply with any such Law or regulation.

                          (ii)  To the Knowledge of the Company and Duke, the
Company has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other Law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, in each case which could result in Liability to the Buyer.

                          (iii)  To the Knowledge of the Company and Duke, the
Company has no Liability (and the Company has not exposed any employee to any substance or condition that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common Law or pursuant to any statute) against the Company giving rise to any Liability) for any illness of or personal injury to any employee, in each case which could result in Liability to the Buyer.

                          (iv) To the Knowledge of the Company and Duke, the
Company has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign Laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety.

                          (v)  All product labeling of the Company has been in
conformity with applicable Laws (including rules and regulations thereunder).

                 (ae) COMPUTER SYSTEM. Except as disclosed in SCHEDULE 4(AF), all computer hardware and software and related materials currently used by the Company

(herein collectively referred to as the "Computer System") is in good working order and condition, and the Company has not experienced any significant defects in design, workmanship or materials, and the Computer System has the performance capabilities, characteristics and functions necessary to the conduct of its business and operations as presently conducted and as presently proposed to be conducted and is in compliance with the "Year 2000" requirements. To the Knowledge of the Company, the use of the Computer System (including any software modifications) (i) has not violated or infringed upon and will not violate or infringe upon the rights of any third parties, and (ii) has not resulted and will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to the Company, warranties available to the Company or rights of the Company thereunder. No portion of the software and related materials have been specifically designed or customized for the Company in such a manner as would require a license from a third party.

                 (af) INTERNATIONAL TRADE. The Company has maintained adequate records with respect to any preferential tariff claimed for any of its exported products. The Company has received no notice of a customs audit by the United States or any other foreign government, and the Company has not received any notice of a violation, assessment, or penalty with respect to preferential tariffs. The Company is not in violation of the Foreign Corrupt Practices Act.

                 (ag) DISCLOSURE. This Agreement, including the Disclosure Schedule and any other exhibits, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company, there is no material fact which has not been disclosed to the Buyer in writing of which the officers or directors of the Company are aware and which is or could reasonably be anticipated to be material to the Buyer's decision to consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein. For the purposes of this paragraph, "material facts" shall not include general economic or industry conditions.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                 (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

                 (b) NOTICES AND CONSENTS. The Company will give any notices to third parties, and will use reasonable best efforts to obtain any third-party consents, that the

Buyer may reasonably request in connection with the matters pertaining to the Company disclosed or required to be disclosed in the Disclosure Schedule, including without limitation, those set forth in SCHEDULE 4(C) of the Disclosure Schedule. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any notices to, filings with, and authorizations, consents, and approvals of governments, Governmental Authorities, and third parties that it may be required to give, make or obtain.

                 (c) OPERATION OF BUSINESS. The Company will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business or incur any indebtedness for borrowed money without Buyer's consent (other than borrowing against the Company's line of credit with U S Bank in the Ordinary Course of Business and accounts payable at levels consistent with past practices). Without limiting the generality of the foregoing, the Company will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 4(f) above.

                 (d)      PRESERVATION OF BUSINESS.  The Company will:

                          (i)    conduct its operations only in the usual and
Ordinary Course of Business in accordance with past practices;

                          (ii)   keep in full force and effect its corporate
existence;

                          (iii)  use reasonable best efforts, consistent with
sound business judgment, to retain employees and preserve its present business relationships;

                          (iv)   maintain its assets in customary repair, order
and condition and maintain insurance comparable to that in effect on the date hereof;

                          (v)    maintain books, accounts and records in
accordance with past custom and practice as used in the preparation of the financial statements described in Section 4(e) hereof;

                          (vi)   permit the Buyer and the Buyer's employees,
agents and accounting and legal representatives to have access at reasonable times and with reasonable advance prior notice to books, records, invoices, contracts, leases, key personnel, independent accountants, facilities, equipment and other things reasonably related to its businesses and assets; and

                          (vii)  promptly inform the Buyer in writing of any
material variances from the representations and warranties contained in Article 4 hereof which become known to the Company.

                 (e) FULL ACCESS. The Company will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Company.

                 (f) NOTICE OF DEVELOPMENTS. The Company will give prompt written notice to the Buyer of any material development affecting the Assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company, or any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Buyer or which would render inaccurate any of the representations, warranties or statements set forth in Section 4 hereof. Each party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

                 (g) EXCLUSIVITY. Neither Duke, Duke Seabridge, nor any of the Company's directors, officers, managerial employees, nor any of their respective representatives, agents or Affiliates shall directly or indirectly take any action which would have the effect of preventing or disabling the performance by Duke, Duke Seabridge and the Company of their obligations under this Agreement or solicit, initiate, encourage, respond favorably to or condone inquiries or proposals from, or provide any Confidential Information to, or participate in any discussions or negotiations with, any Person (other than Buyer, potential lenders to Buyer and their representatives) concerning (i) any merger, sale of assets not in the Ordinary Course of Business, acquisition, business combination, change of control or other similar transaction involving the Company, (ii) any purchase or other acquisition by any Person of any shares of capital stock of the Company, (iii) any debt financing not in the Ordinary Course of Business involving the Company or any of its assets, (iv) liquidation, dissolution, or recapitalization, or (v) similar transaction or business combination involving the Company until October 31, 1997, unless the Closing shall be extended by the mutual agreement of the parties. Duke, Duke Seabridge and the Company will promptly advise Buyer of, and communicate to Buyer in writing the terms and conditions of (and the identify of the Person making) any such inquiry, proposal or offer received.

                 (h) LIEN SEARCHES. Buyer, at its expense, will obtain (or cause its lender to obtain) an asset/lien report in all jurisdictions in which any Personal Property is located or in which the Company is incorporated, owns any assets or properties, or does business which report shall not contain any information not disclosed on the Disclosure Schedule. Upon receipt of such report, Buyer shall furnish a copy to Company.

                 (i) ADDITIONAL FINANCIAL STATEMENTS. The Company shall furnish the Buyer with any interim unaudited balance sheets and statements of income and changes in shareholders' equity which are prepared for periods ending after the Most Recent Fiscal Month End as soon as the same shall become available.

                 (j) BULK SALES ACT. Buyer and the Company hereby mutually waive compliance with any applicable bulk sales laws of the States of Washington, California, Oregon and Arizona, including, but not limited to,
Article 6 of the Uniform Commercial Code as in effect in such states (all of the foregoing being collectively referred to herein as the "Bulk Sales Laws") with respect to the sale of the Assets under this Agreement. In consideration for such waiver, however, and the purchase herein, the Company hereby agrees
(i) to hold harmless, indemnify and defend Buyer from and against any and all losses, claims, suits, demands, damages, costs or expenses of any nature (including reasonable attorneys fees and any reasonable expense incurred in the investigation of any such matter) arising from or relating to the noncompliance by either the Company and/or Buyer with the Bulk Sales Laws with respect to the sale of the Assets under this Agreement, and (ii) to promptly pay when due all debts and obligations of the Company (other than Assumed Obligations) which were incurred or created prior to the Closing, subject to the Company's right to contest in good faith such debts and obligations.

                 (k) ERISA. The Company will comply in all material respects with all applicable provisions of ERISA, the Code, and other applicable Law with respect to each Company Plan and will preserve unimpaired the Company's authority to administer, interpret, amend, suspend, and/or terminate each such Plan. Immediately upon becoming aware of any of the following events or conditions with respect to any Company Plan, the Company will give Buyer written notice specifying the nature of the matter of which the Company has become aware, what action the Company is taking or proposes to take with respect thereto, and, as soon as known by the Company, what action is being taken or proposed to be taken with respect thereto by the applicable Plan, by any Person acting on behalf of such Plan, by the Internal Revenue Service, by the PBGC, by the United States Department of Labor, and/or by any other Governmental Authority:

                       (i) Any proposed or final determination by the Internal Revenue Service, by the PBGC, by the United States Department of Labor, or by any other Governmental Authority that any Company Plan is not in compliance with any applicable provisions of ERISA, the Code, or other applicable Law or, with respect to any Employee Pension Benefit Plan (other than an Exempt Plan), that such Plan is not a Qualified Plan;

                       (ii) The occurrence of a Prohibited Transaction involving any Employee Benefit Plan; the commencement of any investigation or other proceedings to remove or otherwise sanction any Fiduciary with respect to any such Plan; or the effectuation of a settlement agreement or issuance of a court order with respect to which a civil penalty could be assessed against the Company under ERISA Sec. 502(l);

                       (iii) Any impairment, however occasioned, of the Company's authority to administer, interpret, amend, suspend, and/or terminate any Company Plan;

                       (iv) With respect to any Related Company Plan that is a Pension Plan, the existence of an "accumulated funding deficiency" (whether or not waived) within the meaning of ERISA Sec. 302(a)(2); the existence of a lien against any of the Company's assets in favor of any such Plan pursuant to ERISA Sec. 302(f); or the adoption of a Plan amendment by reason of which the Company is or may be required to provide security to such Plan pursuant to Code Sec. 401(a)(29);

                       (v) With respect to any Related Company Plan that is a Defined Benefit Plan or Multiemployer Plan, the termination of or a withdrawal from such Plan or the intention of any party, including the PBGC, to terminate or withdraw from such Plan under circumstances whereby any Liability could be asserted against the Company in connection therewith; the assertion against the Company of any Liability to such Plan, to the PBGC, or to any other party in connection with the termination of or any withdrawal from such Plan; or the filing or a threat of filing of a lien against any asset of the Company in connection with any such asserted Liability. Without the advance written consent of Buyer, the Company shall not:

                 (a) amend or modify any Company Plan listed on SCHEDULE 4(V) in any respect which is materially adverse to Buyer's interests; nor

                 (b) adopt or become obligated to contribute to any Employee Benefit Plan not listed on SCHEDULE 4(V).

For purposes hereof, any increase in the cost of or rate of contributions to any Company Plan or any impairment of the Company's authority to administer, interpret, amend, suspend, and/or terminate any Company Plan, however occasioned, shall be treated as a modification of such Plan and as subject to this paragraph, whether or not it results from an amendment to the governing documents of such Plan.

                 (l) ENVIRONMENTAL REPORTS. The Company and Buyer jointly and severally agree that:


                          (i)  Buyer may obtain, at its expense, within fifteen
(15) days after the acceptance of this Agreement, a report of a Phase I environmental assessment ("Phase I Assessment") of the Real Property and of all real property previously owned or leased by the Company prepared by a registered engineer of Buyer's choice experienced in preparing such assessments. The Phase I Assessment, if any, shall be certified to Buyer. Company shall cooperate with any engineer or other parties which Buyer utilizes to effect such assessments.

    The Phase I Assessment shall, at a minimum, comply with the American Society for Testing & Materials ("ASTM")-Standard Practices for Environmental Site Assessments, Standard Practice E1527 (the "ASTM Standard") and shall specifically include a review of a disclosure questionnaire fully and accurately completed by the Company and interviews of any employees of the Company and owners of land adjacent to the Real Property.

         If a Phase II Assessment is recommended or if Buyer is not satisfied with the results of such Phase I Assessment, Buyer shall have the right within three (3) business days after receipt of the Phase I Assessment to terminate this Agreement. The Company shall have no right to terminate this Agreement due to the results of Buyer's environmental assessment.

                 (m) LOAN. Centrum Subsidiary shall use its best efforts to obtain a loan commitment from Huntington National Bank upon terms substantially similar to the Loan Proposal and, once obtained, to close on such commitment.

                 (n)      Intentionally deleted.

                 (o) CONFIDENTIALITY. In the event the transaction contemplated herein is not consummated, the Buyer will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in Buyer's possession, or in the possession of Buyer's agents or representatives. In the event that the Buyer is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Buyer will notify the Company, promptly of the request or requirement so that the Company may seek an appropriate protective order or the receipt of a waiver of compliance with the provisions of this
Section 6(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is, on the advice of counsel, compelled to disclose the Confidential Information to the tribunal or else stand liable for contempt, the Buyer may disclose the Confidential Information to the tribunal; provided, however, that the Buyer shall use all its best efforts to obtain, at the request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure through no fault of Buyer. As used in this Agreement, the term "Confidential Information" means all trade secrets, proprietary information, confidential business information, and/or confidential or proprietary Know-How of the Company disclosed to the Buyer (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), but does not include information which: (i) is at the time of disclosure a part of the public domain or thereafter becomes part of the public domain through no violation of this Agreement; (ii) becomes available to the Buyer on a nonconfidential basis from a source other than the Buyer, provided that such source is not bound by a confidentiality agreement with Company or Buyer; (iii) is independently developed by or for the Buyer by persons who have not had direct or indirect access to such Confidential Information; (iv) was disclosed by the Company to actual or potential customers or suppliers in the Ordinary Course of Business prior to the Closing Date without assurance of confidential treatment; or (v) is described by Buyer on
SCHEDULE 6(B).

                 (p)      intentionally deleted.

                 (q)      DUKE'S COVENANTS

                          (i)  Duke, in its capacity as sole shareholder of the
Company, shall do or refrain from doing all acts and things in order to ensure that the representations and warranties of the Company in Sections 3 and 4 hereof remain true and correct at the Closing as if such representations and warranties were made at and as of such date and to satisfy or cause or to be satisfied the conditions in Section 7 which are within the control of Duke and shall use best efforts to ensure that the Company complies with its covenants in this Agreement.

                          (ii) Duke further agrees that it will (a) vote all
shares owned by it or which it has the right to vote in favor of the transaction contemplated herein and the adoption of this Agreement, and against any other proposal which would be inconsistent with the completion of the transaction contemplated herein, and (b) not at any time prior to Closing Date without the consent of the Buyer, sell, transfer, pledge, hypothecate or otherwise dispose of any shares of the Company owned by it; provided that should Duke sell, transfer, pledge, hypothecate or otherwise dispose of any shares of the Company owned by it after the Closing Date, Duke shall become liable for all of the Company's obligations under this Agreement, including without limitation, all provisions of Article 8 hereof.

                 (r)      DUKE SEABRIDGE'S COVENANTS

                          (i)  Duke Seabridge, in its capacity as sole
shareholder of Duke, shall refrain from doing any acts and things that would render the representations and warranties of Duke in Sections 3 and 4 hereof untrue or not correct in any material respect at the Closing as if such representations and warranties were made at and as of such date.

                          (ii) Duke Seabridge further agrees that it will (a)
vote all shares owned by it or which it has the right to vote in favor of the transaction contemplated herein and the adoption of this Agreement, and against any other proposal which would be inconsistent with the completion of the transaction contemplated herein, and (b) not at any time prior to Closing sell, transfer, pledge, hypothecate or otherwise dispose of any shares of Duke owned by it.

         6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

                 (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Company acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company or the Assets, other than the Company's corporate minute book, and materials directly relating to the Retained Liabilities; provided, however, that Buyer shall allow the Company access to such materials upon the request of the Company.

                 (b) CONFIDENTIALITY. The Company will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession; provided, however, that this provision shall not apply to Confidential Information directly related to the Retained Liabilities. In the event that the Company is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Company will notify the Buyer, promptly of the request or requirement so that the Buyer may seek an appropriate protective order or the receipt of a waiver of compliance with the provisions of this Section 6(b).
If, in the absence of a protective order or the receipt of a waiver hereunder, the Company is, on the advice of counsel, compelled to disclose the Confidential Information to the tribunal or else stand liable for contempt, the Company may disclose the Confidential Information to the tribunal; provided, however, that the Company shall use all its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

                 (c) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                 (d) TRANSITION. The Company will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Company prior to the Closing. The Company will refer all customer inquiries relating to the business of the Company to the Buyer from and after the Closing.

                 (e) RETENTION OF BOOKS AND RECORDS. Buyer will retain for three (3) years after the Closing Date all books, records and other documents pertaining to the Assets in existence on the Closing Date and to make the same available after the Closing Date for inspection.

                 (f)      Intentionally deleted.

                 (g) EMPLOYMENT. Centrum Subsidiary intends to make offers of employment at Closing to substantially all of the employees of the Company, and all employees of the Company hired by Centrum Subsidiary shall be entitled to full seniority credit as to benefits for the time of their employment with the Company. The making and content of any communication to this effect by the Company to any of its employees will be preapproved by Buyer. Centrum Subsidiary reserves the right to make offers of employment under terms and conditions satisfactory to Centrum Subsidiary. The Company will assist Buyer in hiring any of such employees and for a period of three (3) years will not directly or indirectly employ any of such employees in the employ of Buyer without first having obtained Buyer's consent. It is understood, however, that Buyer neither has nor assumes any obligation to hire or engage all or substantially all of the employees of the Company. The Company will pay all severance pay or benefits, vacation pay, sick pay, accrued pension benefits, wages, commissions, and other compensation due to Company's employees up to and including the Closing Date. In view of the foregoing, the Company and Buyer do not anticipate the need for the issuance by either party of any notices under the federal Worker Assistance and Retraining Notification Act, to the extent otherwise applicable.

                 (h) COMPANY PLANS. The Company will be responsible for all Company

Plan contributions and payments, and notifications of termination, if applicable, to the Internal Revenue Service, Department of Labor or any other Governmental Authority, if any.

                 (i) CLOSING, TAXES AND PRORATIONS. The Company shall pay any transfer tax or tax stamps in connection with the assignment of the leases of the Real Property. Prorations and adjustments for utilities and other charges and/or credits incident to the operation of the Company shall be made on the Closing Date, or as soon thereafter as the correct amounts can be determined. The Company shall either pay directly or deliver payment to Buyer for the Company's Liabilities incurred to the Closing Date as soon thereafter as is practicable, but in no event later than sixty (60) days after Closing, or when due, whichever is later; provided, however, that this provision shall not apply to Liabilities which are being contested in good faith by the Company.

                 (j) USE OF NAME. At Closing, the Company shall assign to Buyer all of the Company's right, title and interest in and to the Tradename and immediately change its name to a corporate name not using the words Northern Steel; shall agree on behalf of the Company and Company's successors and assigns not to use the Tradename or any combination or variation thereof in any manner or way whatsoever from and after the Closing Date; and shall consent to Buyer using any or all of the Tradename and cooperate with Buyer in filing all necessary consents required under applicable Washington and federal Law for the use of the Tradename.

                 (k) PAYMENTS RECEIVED BY COMPANY AFTER CLOSING. The Company hereby agrees that if the Company receives any payment or credit or an account receivable not pertaining to any Retained Assets or Retained Liabilities ("Payment") on or after the Closing Date, such Payment shall be the property of and belong to Buyer and promptly shall be delivered to Buyer by the Company. The Company agrees to cooperate fully in making any necessary endorsements to any instruments received as Payment, and further agrees that Buyer is hereby authorized to endorse any such instrument in the name of the Company and deposit such instrument into any account of Buyer, or negotiate or otherwise dispose of such instrument as Buyer sees fit.

                 (l) ACCOUNTS RECEIVABLE COLLECTION. The Assets which are being sold hereunder shall include all accounts receivable of the Company as reflected on the Company's books as of the Closing Date. In connection with the sale of the accounts receivable, the Company agrees to execute such instruments of transfer, conveyance and assignment as may be reasonably requested by Buyer to give effect to such sale.


                        (i) Buyer agrees to use its best efforts to collect such accounts receivable as are sold hereunder by the Company. This shall include, but not be limited to, at least one (1) written contact by mail or wire during each thirty (30) day period for each account debtor who is in default of its agreed terms of payment. With respect to those accounts which are over thirty (30) days in default, Buyer shall contact each such account debtor at least once by mail or wire and once by phone during each thirty (30) day period. With respect to each account receivable which is sold to Buyer by the Company hereunder, Buyer agrees to apply all payments received by it from the account debtor following the Closing Date to the account receivable which is being sold herein unless the account debtor is disputing in good faith the account or the product or service sold to the account debtor which gave rise to the account.

                        (ii) With respect to those accounts receivable, if any, which are secured as of the Closing Date, Buyer shall take such steps as are necessary to maintain the security. In addition, with respect to those accounts receivable which are not secured on the date of Closing, Buyer may use reasonable efforts to obtain security.

                        (iii) Buyer shall not release any account debtor or compromise any account receivable for less than the amount shown on the Company's books as of the Closing Date unless Buyer receives the written consent of the Company to release and\or compromise the account, which consent shall not be unreasonably withheld.

                        (iv) If, after a period of one hundred twenty (120) days from the date of the Closing, Buyer has been unable to collect the accounts receivable, then in that event the Company agrees to repurchase the accounts receivable for one hundred percent (100%) of the amount which has been uncollected, net of any reserve for bad debts in the Closing Date Financial Statements. In connection with such a repurchase by the Company, Buyer agrees to execute such documents as are necessary to properly transfer and assign the accounts receivable to the Company so that the Company may pursue collection efforts. Thereafter, at no expense to the Company, Buyer shall make reasonable efforts to assist the Company in the collection of such accounts and continue to collect any of the repurchased accounts receivable for the Company's account that are deposited into Buyer's lockbox and promptly deliver such collections to Company.

                        (v) With respect to each account receivable which is being sold by the Company hereunder, Buyer shall provide the Company with a written status report at the end of each month. In addition, Buyer agrees to cooperate with the Company and orally respond to reasonable requests from the Company as to the status of any account.

                 (m) NONASSIGNABLE CONTRACTS. Company agrees that if any contract exists which would be assigned to Buyer but for a nonassignment provision in such contract or a federal, state, local Law which makes such assignment by Company legally invalid ("Nonassignable Contract"), Company will remain primarily liable on that contract, but will transfer to Buyer all benefits under the Nonassignable Contract in exchange for Buyer undertaking all of Company's obligations under the Nonassignable Contract.

                 (n) AUDIT. The Company shall provide full access to the Buyer and its auditors to all of its books, records and documentation, including without limitation, such materials, workpapers and related documents in the possession or control of the Auditors and fully cooperate with Buyer and its auditors so that Buyer's auditors can prepare audited financial statements meeting the requirements of the SEC for the Company for the fiscal year ending December 31, 1997.

                 (o)      PRODUCT LIABILITY INSURANCE.  For a period of four
(4) years after the date of Closing, the Company will maintain products liability insurance to protect the Company and the Buyer from any claims for products liability, the cost of which to be split equally between Company and Buyer. The Buyer shall be a named insured on such policy and shall be entitled to thirty (30) days prior notice of any cancellation of such policy.

                 (p) UNEMPLOYMENT/WORKERS COMPENSATION RATINGS. The Company and Centrum Subsidiary shall cooperate to transfer to Centrum Subsidiary the Company's unemployment compensation experience rating and worker's compensation experience rating in the States of Washington, Oregon, California and Arizona.

         7.  CONDITIONS TO OBLIGATION TO CLOSE.

                 (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing Date:

                          (i)    the representations and warranties set forth in
Section 3(a) and Section 4 above (with the sole exception of Section 4(f)(xv) if applicable) shall be true and correct in all material respects at and as of the Closing Date as though then made such as though the Closing was substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company to the Buyer pursuant to Section 5(d)(vii) hereof);

                          (ii)   the Company, Duke and Duke Seabridge shall have
performed and complied with all of the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date;

                          (iii)  the Company shall have procured all of the
third party consents specified in Section 5(b) above and the lien searches obtained by the Buyer shall comply with the provisions of Section 5(h) above;

                          (iv)   no action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                          (v)  at Closing, the Company and Duke shall have
delivered to the Buyer all of the following documents:

                                  (A) a certificate (without qualification as
to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                                  (B) Assignments of Leases (with landlord
consents) to the Real Property; General Warranty Bill of Sale and Assignment with full warranties (subject to the limitations of this Agreement) conveying the Personal Property free and clear of all claims, liens and encumbrances, except as permitted herein as an Assumed Obligation; General Assignment of all other of the Assets being purchased by Buyer; Assignment of the Tradename; a Quitclaim Deed with respect to the Leasehold Improvements; Certificates of Title endorsed to Buyer for all titled assets where such endorsement is necessary to transfer the interest of the Company, including without limitation, automobiles, trucks and watercraft; Assignments, to the extent permitted by Law, of all leases, permits, contracts, licenses and similar necessary for the operation of the Assets; and assignments of the unemployment rating and the workers compensation rating;

                                  (C) the Company's Articles of Incorporation,
as amended, certified by the Secretary of State of the State of Washington, a Certificate of Good Standing from the Secretary of the State of Washington and each other state wherein the Company is qualified to do business evidencing the Company's good standing in such jurisdiction and if not included in the Certificate of Good Standing from the Washington Secretary of State, a good standing (or comparable) certificate from the Washington Department of Revenue as to the Company, including all applicable periods for calendar year 1997;

                                  (D)  the Escrow Agreement in the form
attached hereto as EXHIBIT E;

                                  (E)  an assignment of any casualty insurance
proceeds resulting from any damage, destruction or loss to any of the Assets occurring prior to the Closing Date;

                                  (F) the Noncompetition Agreement with the
Company, Duke and Duke Seabridge in the forms attached hereto as EXHIBIT 7(A)(V)(F);

                                  (G)  certified copies of resolutions by the
Board of Directors and shareholders of the Company and Duke evidencing the Company's power and authority to enter into this Agreement and the transaction contemplated hereby;

                                  (H)  an assignment of any condemnation
proceeds resulting from any taking by a Governmental Authority prior to the Closing Date; and

                                  (I)  such other documents or instruments as
Buyer reasonably requests to effect the transactions contemplated hereby.

                          (vi)    the Parties shall have received all other
authorizations, consents, and approvals of governments and Governmental Authorities that are required for the consummation of the transactions contemplated hereby;

                          (vii)   the Buyer shall have received from counsel to
the Company an opinion with respect to the matters set forth in EXHIBIT 7(A)(VII) attached hereto, addressed to the Buyer and dated as of the Closing Date;

                          (viii)  Centrum Subsidiary shall have entered into
satisfactory employment agreements with Messrs. Keller and Wagner;

                          (ix)    intentionally deleted;

                          (x)     since the date of the Most Recent Financial
Statements, there shall have been no material adverse change in the business, financial condition, operating results, assets or operations of the Company; provided that losses generally consistent with the Company's performance since December 31, 1996 shall not be considered a "material adverse change";

                          (xi)    intentionally deleted;

                          (xii)   intentionally deleted;

                          (xiii)  all actions to be taken by the Company in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer;

                          (xiv)   Buyer shall have obtained and closed upon a
satisfactory commitment for its acquisition and working capital debt and the proceeds received by Buyer all substantially in accordance with the terms of the Loan Proposal; and

                          (xv)    the Company shall have obtained written
consents to the
transfer or assignment to Buyer of all agreements, licenses, leases and other material contracts of the Company (other than immaterial agreements incurred in the Ordinary Course of Business) where the consent of any other party to any such contract may, in the opinion of Buyer's counsel, be required for such assignment or transfer and such assignment is permissible under the agreement, license, lease or material agreement;

                     (xvi)   intentionally deleted;

                     (xvii)  intentionally deleted;

                     (xviii) intentionally deleted;

                     (xix)   intentionally deleted;

                     (xx) the Company will assign and transfer all rights the Company has in the telephone numbers of the Company (including but not limited to the telephone numbers (253) 395-7880 and (253) 872-6596 and any post office boxes maintained by the Company; and

                     (xxi) the Buyer and the Company shall have received all authorizations, consents, and approvals of governments and Governmental Authorities that are required for the consummation of the transactions contemplated hereby.

                 (b) CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing Date:

                          (i)  the representations and warranties set forth in
Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date as though made as and though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

                          (ii)  the Buyer shall have performed and complied
with all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date;

                          (iii) no action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                          (iv)    the Buyer shall have delivered to the
Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                          (v)     the Buyer and the Company shall have received
all authorizations, consents, and approvals of governments and Governmental Authorities that are required for the consummation of the transactions contemplated hereby;

                          (vi)    the Company shall have received from counsel
to the Buyer opinions with respect to the matters set forth in EXHIBIT 7(B)(VI) attached hereto, addressed to the Company and dated as of the Closing Date;

                          (vii)   all actions to be taken by the Buyer in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company;

                          (viii)  the Buyer shall have delivered the
executed Escrow Agreement in the form attached hereto as EXHIBIT E, which shall have been executed by the Escrow Agent;

                          (ix)    the Buyer shall have delivered exemption
certificates to the extent applicable for sales or use taxes otherwise owing on the transaction contemplated herein under the Laws of the States of Washington, Oregon, California and Arizona;

                          (x)     the Buyer shall have delivered the executed
Assumption Agreement in the form attached hereto as EXHIBIT F; and

                          (xi)    the Company shall have received from each
Landlord of the Real Property described in Section 2.1(b) a consent to the assignment of the relevant lease agreement to Centrum Subsidiary and a release of the Company's obligations under such lease agreement.


         8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                 (a) SURVIVAL. All of the representations and warranties of the Company and Duke contained in Section 3 and Section 4 above (other than the representations and warranties contained in Section 3(a), Section 4(h), 4(v) and 4(x) above) and related indemnitees shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter. All of the other representations, warranties, and covenants of the Parties contained in this Agreement

(including the representations and warranties of the Company and Duke contained in Section 3(a) and Sections 4(h), 4(v) and 4(x) above) shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter for a period of five (5) years as to Sections 3(a), 4(h) and 4(v) and for a period of seven (7) years as to Section 4(x).

                 (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. In the event the Company or Duke breach any of their respective representations, warranties, and covenants contained herein, including without limitation, Company's obligation to pay Retained Liabilities, and provided that the Buyer or any of its Affiliates makes a written claim for indemnification against the Company or Duke pursuant to Section 8(d) below within the applicable survival period, or in the event Buyer is named as a defendant in any litigation with respect to a Liability of the Company which is not an Assumed Obligation, then the Company and Duke agree to indemnify the Buyer and its Affiliates and hold them harmless from and against the entirety of any Adverse Consequences the Buyer may suffer, sustain or become subject to through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. In the event Duke Seabridge breaches any of its covenants contained herein, then Duke Seabridge agrees to indemnify the Buyer and its Affiliates and hold them harmless from and against the entirety of any Adverse Consequences the Buyer may suffer, sustain or become subject to resulting from, arising out of, relating to, in the nature of, or caused by such breach.

                 (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE COMPANY. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, including without limitation, Buyer's obligation to pay Assumed Liabilities, and provided that the particular representation, warranty, or covenant survives the Closing and that the Company makes a written claim for indemnification against the Buyer pursuant to Section 8(d) below within the applicable survival period, then the Buyer agrees to indemnify the Company and hold it harmless from and against the entirety of any Adverse Consequences that the Company may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                 (d)      PROCEDURE FOR INDEMNIFICATION.

                          (i)     The Party seeking indemnification (the
"Indemnified Party") agrees to give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any claims with respect to which the Indemnifying Party has agreed to indemnify the Indemnified Party under Section 8(b) and Section 8(c). Upon request, the Indemnified Party shall give the Indemnifying Party access to such information possessed by the Indemnified Party as the Indemnifying Party reasonably requests relating to such claim.

                          (ii)    The Indemnified Party shall initially
undertake the defense of any third party claim (at the expense of the Indemnifying Party) until the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party is assuming the defense of such claim, whether or not involving litigation; provided, however, that the Indemnifying Party may assume such defense while reserving the right to contest the Indemnified Party's entitlement to indemnification; and provided further that the Indemnified Party may at any time, at its election, participate (including through representation by attorneys of its own) in such defense; provided that such participation shall be at the Indemnified Party's own expense unless the named parties to such claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there are one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, it being understood, however, that in such case the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys. At the Indemnifying Party's reasonable request, the Indemnified Party will cooperate with the Indemnifying Party in the preparation of such defense if the Indemnifying Party reimburses the Indemnified Party for the reasonable expenses incurred in connection with such request. The Indemnifying Party shall not settle any such claim for consideration other than money without the prior written consent of the Indemnified Party and the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim (or, if the claims by the claimant or plaintiff are broader than the Indemnifying Party's indemnification obligation, in respect of such portion of such claim to which the Indemnifying Party has an indemnification obligations under this Section 8.) The Indemnifying Party contesting or defending a third party claim shall afford to the Indemnified Party and its counsel an opportunity to be present (as long as no participant to such conferences objects) in conferences with all persons, including governmental authorities, asserting such claims and conferences with representatives or counsel for such persons at such other party's sole cost and expense.

                          (iii)   If the Indemnifying Party does not assume the
defense of a third party claim in a timely manner, then the Indemnified Party may do so upon reasonable notice to the Indemnifying Party. Reasonable attorneys' fees and court costs incurred by the Indemnified Party for such defense shall, without duplication be included as Adverse Consequences for which the Indemnifying Party is responsible to the extent otherwise provided in this Agreement.

                          (iv)    intentionally deleted.

                 (e) RIGHTS OF SETOFF AGAINST THE ESCROW. The Buyer shall have the option to recover all or any part of its losses (in lieu of seeking any cash indemnification therefor to which it is entitled under this Section 8) by notifying the Company that the Buyer is making a Buyer Claim against the escrow referred to in Section 2.6 hereof.

                 (f)      EXCLUSIVE REMEDY; INSURANCE.   The foregoing
indemnification provisions shall be the sole and exclusive remedy for matters the subject thereof. Pursuant to the foregoing, all claims, whether stated in contract, tort, or otherwise, with respect to matters which are the subject of potential indemnification pursuant to the foregoing provisions, shall be subject to the deductibles, caps, limitations and procedures contained herein. No indemnification shall be made for claims which are covered or reimbursable by the claiming Party's insurance to the extent such insurance proceeds are received by the claiming Party.

                 (g) CERTAIN LIMITATIONS. The liability of the Company and Duke for claims under this Section 8 shall be limited by the following:

                          (i)  The Company and Duke shall have no obligation
under this Section 8 or this Agreement or otherwise with respect to the representations and warranties made by the Company and Duke in this Agreement after the expiration of the designated survival period, except for specifically identified claims with respect to which Buyer or its successors or assigns has given written notice prior to such date.


                          (ii)   The Company and Duke shall have no liability
for breach of any representation and warranty made hereunder, unless the aggregate amount of all Adverse Consequences incurred by Buyer and its successors and assigns in connection with claims relating to breaches of the Company or Duke's representations and warranties equals at least Twenty-Five Thousand Dollars ($25,000.00) in the aggregate (the "Threshold Amount"); provided, however, once the Threshold Amount has been met, the Company and Duke shall be liable to the extent of the Adverse Consequences incurred by Buyer, its successors and assigns in excess of Twelve Thousand Five Hundred Dollars ($12,500.00).

                          (iii)    Anything to the contrary contained in this
Agreement notwithstanding, in the absence of intentional misrepresentation or fraud, the Company and Duke's liability for breach of any representation and warranty made by them in this Agreement shall not exceed the sum of Five Hundred Thousand Dollars ($500,000.00).

         9.  TERMINATION.

                 (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below.

                          (i)   the Parties may terminate this Agreement by
mutual written consent at any time prior to the Closing;

                          (ii)  the Buyer may terminate this Agreement by
giving written notice to the Company at any time prior to the Closing in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach, of any representation, warranty, or covenant contained in this Agreement in any material respect, with each being given three (3) days written notice and the opportunity to cure within ten (10) days thereof;

                          (iii) the Buyer may terminate this Agreement by
giving written notice to the Company any time prior to the Closing in the event of damage, destruction or loss to the Assets in excess of Fifty Thousand Dollars ($50,000.00);

                          (iv)  the Buyer may terminate this Agreement by giving
written notice to the Company any time prior to the Closing if the Closing shall not have occurred on or before October 31, 1997 by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

                          (v)   the Company may terminate this Agreement by
giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before October 31, 1997 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Company itself breaching any representation, warranty, or covenant contained in this Agreement); or

                          (vi)  the Buyer may terminate this Agreement by giving
notice of termination as contemplated in Section 4(l) hereof.

                 (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

                 (c) OTHER TERMINATION RIGHTS BY THE COMPANY. The Company shall have the right to terminate this Agreement by written notice to Buyer in each of the following circumstances.

                          (i) an injunction has been issued by any court of
competent
jurisdiction enjoining the transaction contemplated herein or the holding of a meeting of shareholders of the Company to consider the transaction contemplated herein or the taking of any other steps necessary to complete the transaction contemplated herein and such injunction has not been revoked or otherwise resolved to the satisfaction of the Company within sixty (60) days of its issue; or

                      (ii) the Federal Trade Commission or the Antitrust Division of the Department of Justice (or any other similar Governmental Authority having jurisdiction over the transaction contemplated herein or any of the parties hereto) gives notice to the Company or any other party to this Agreement that it requests a delay in the consummation of the transaction contemplated herein or intends to object to the transaction contemplated herein or intends to investigate the transaction contemplated herein and such matters are not satisfactorily resolved within ninety (90) days of such notice.

                 (d) OTHER TERMINATION RIGHTS BY THE BUYER. Buyer shall have the right to terminate this Agreement by written notice to the Company in each of the following circumstances:

                      (i) any supplemental disclosures to the Disclosure Schedules shall contain disclosure of any matter which, in the reasonable opinion of Buyer, is materially adverse and of which Buyer has not had full and accurate disclosure in the representations and warranties set forth in Section 4 hereof or in the Disclosure Schedule, provided that Buyer shall deliver such notice within ten (10) days of the receipt by it of the complete and final schedules, as the case may be;

                      (ii) an injunction has been issued by any court of competent jurisdiction enjoining the transaction contemplated herein or the holding of a meeting of shareholders of the Company to consider the transaction contemplated herein or the taking of any other steps necessary to complete the transaction contemplated herein and such injunction has not been revoked or otherwise resolved to the satisfaction of the Buyer within sixty (60) days of its issue; or

                      (iii) the Federal Trade Commission or the Antitrust Division of the Department of Justice (or any other similar Governmental Authority having jurisdiction over the transaction contemplated herein or any of the parties hereto) gives notice to the Company or any other party to this Agreement that it requests a delay in the consummation of the transaction contemplated herein or intends to object to the transaction contemplated herein or intends to investigate the transaction contemplated herein and such matters are not satisfactorily resolved within ninety (90) days of such notice.

         10.  MISCELLANEOUS.

                 (a) PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Company; provided, however, that Buyer may make any public disclosure it believes in good faith is required by Law or regulation (in which case the disclosing Party will advise and give the other Parties an opportunity to review and comment prior to making the disclosure).

                 (b) NO THIRD-PARTY BENEFICIARIES. Except as provided for in (d) below as to permitted assignees, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors.

                 (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

                 (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Company; provided, however, that the Buyer may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of is obligations hereunder), and (iii) assign or otherwise grant security interests in its rights hereunder to its lender as security for the financing which is enabling the Buyer to purchase the Assets.

                 (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                 (f) HEADINGS. The sections headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (g) NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by recognized overnight courier service or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

       If to the COMPANY, DUKE OR
        DUKE SEABRIDGE                                COPY to:

       Suite 505, 100 Park Royal               Stephan Coonrod, Esq.
       West Vancouver, British Columbia,       Preston Gates & Ellis LLP
                         Canada V7T 1A2        701 Fifth Avenue, Suite 5000
       Attention: Antoine Laoun                Seattle, Washington 98104-7078
       Fax No.: (604) 926-4379                 Fax No.: (206) 623-7022

       If to the BUYER:                               COPY to:

       Centrum Industries, Inc.                John W. Hilbert II, Esq.
       6135 Trust Drive, Suite 104A            Fuller & Henry P.L.L.
       Holland, Ohio 43528                     One SeaGate, 17th Floor
       Attention: George Wells, President      P. O. Box 2088
       Fax No.: (419) 868-3490                 Toledo, Ohio 43603
                                               Fax No.: (419) 247-2665

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                 (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington; provided, however, that if any provision of this Agreement shall be deemed invalid or unenforceable under the laws of the State of Washington, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

                 (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior to subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                 (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.


                 (k)      FEES AND EXPENSES.

                          (i)  Except as set forth below in this Section 10(k),
each of the Company and Buyer shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation, execution and settlement of this Agreement, and the other agreements, and the completion of the transaction contemplated hereby;

                         (ii)  If this Agreement or the transactions
contemplated hereby are terminated or abandoned because of one of the Breakup Fee Events below, then the Company shall promptly, but in no event later than thirty (30) days after the first of such events shall occur, which shall not have been cured or remedied, pay to Buyer as liquidated damages and as its sole and exclusive remedy, a fee ("Breakup Fee") equal to the amount set forth on
SCHEDULE 10(k) and identified as the Breakup Fee, which amount shall be payable in same day funds. The following shall be deemed not to be Breakup Fee Events:

                                  (a) any termination or abandonment of this
Agreement due to a material breach by Buyer of any of its material obligations under this Agreement;

                                  (b) the Company terminates this Agreement
pursuant to Section 9(c) hereof; or

                                  (c)  the Buyer terminates this Agreement as
contemplated in Section 4(l) hereof.

         The following shall solely be deemed to be Breakup Fee Events:

                                  (a) failure of the Board of Directors of the
Company to recommend the transaction contemplated herein to the shareholders of the Company;

                                  (b)  failure of the Board of Directors of the
Company to take all necessary steps to consummate the transaction contemplated herein;

                                  (c) any termination or abandonment of this
Agreement due to a material breach by the Company of any of its obligations in
Section 5(c), (e), (f), (g), (j) and (s) hereof, or in the event any of the representations and warranties of the Company set forth in paragraph 4 hereof shall prove to be untrue in any material respect; or

                                  (d) any termination or abandonment of this
Agreement due to a material breach by Duke or Duke Seabridge of any of their obligations in Article 5 of this Agreement.

                        (iii) The Buyer shall be responsible for all costs of preparing and filing any premerger notification documents with the United States government, including legal fees, consultants and the like.

                        (iv) The Company shall be responsible for any conveyance fees, tax stamps, transfer taxes or other governmental charges with respect to the Real Property.

                        (v) Centrum Subsidiary shall be responsible for all applicable sales and/or use taxes for the Personal Property, except those referred to in (iv) and those for which Buyer obtains and provides to the Company resale certificates or equivalent exemption certificates under applicable Law.

                 (l) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                 (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                 (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this

Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which they may be entitled, at Law or in equity.

                 (o) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner providing for the giving of notices in Section 10(g) above. Nothing in this Section 10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each of the Parties agrees that a final judgment in any action of proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

                 (p) CURRENCY. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

CENTRUM INDUSTRIES, INC.                   CENTRUM ACQUISITION CORPORATION



By________________________________
        By__________________________________

TIMOTHY M. HUNTER, Chief Financial         TIMOTHY M. HUNTER, Chief Financial
       Officer and Treasurer                      Officer and Treasurer

NORTHERN STEEL, INC.


By_________________________________
    ANTOINE LAOUN, Chairman

Duke joins in this Agreement for purposes of making the representations and warranties set forth in Articles 3 and 4 hereof, agreeing to and confirming the covenants set forth in Articles 5 and 8, and agrees to execute as applicable to it at Closing the document attached hereto as EXHIBIT 7(a)(v)(F).

                                           DUKE SEABRIDGE, INC.


By___________________________________
                                                                     , President





         Duke Seabridge joins in this Agreement for purposes of agreeing to and confirming the covenants set forth in Section 5(g) and 5(r) and Article 8 hereof and agrees to execute at Closing the document attached hereto as EXHIBIT 7(a)(v)(F).

                                           DUKE SEABRIDGE LIMITED


By___________________________________
                                                                     , President

                                SCHEDULE  10(k)


Break up Fee                                                       $ 100,000.00

                                   EXHIBIT D*


         Accounts Receivable                       $ 2,851,000.00

         Inventories                               $ 1,441,000.00

         Fixed Assets                              $    212,000.00

         Noncompetition Agreements                 $    234,000.00





* Based upon 8/31/97 balance sheet; subject to change based upon Closing Date Financial Statements

                                   EXHIBIT F

                              ASSUMPTION AGREEMENT

         THIS ASSUMPTION AGREEMENT ("Assumption Agreement") is made as of the ____ day of ________ 1997, by and among CENTRUM INDUSTRIES, INC., a Delaware corporation ("Centrum"), CENTRUM ACQUISITION CORPORATION, a Washington corporation ("Centrum Subsidiary") and NORTHERN STEEL, INC., a Washington corporation (the "Company").

         WHEREAS, Centrum, Centrum Subsidiary and the Company have entered into a certain Asset Purchase Agreement dated _________ __, 1997 (the "Acquisition Agreement"), pursuant to which Centrum Subsidiary will acquire certain of the assets of the Company (the "Transaction").

         NOW, THEREFORE, as additional consideration for the Transaction, Centrum, Centrum Subsidiary and the Company agree as follows:

         1. ASSUMPTION. Centrum Subsidiary shall assume from the Company, or shall pay when due, all of the Company's obligations under the Assumed Liabilities as defined in the Acquisition Agreement, subject to all the terms, conditions and limitations of the Acquisition Agreement.

         2. JOINT AND SEVERAL LIABILITY. Centrum agrees that it shall be jointly and severally liable for the performance of Centrum Subsidiary's obligations hereunder.

         3. DEFINITIONS. All terms herein have the same meaning given to them in the Acquisition Agreement unless otherwise defined in this Assumption Agreement.

         IN WITNESS WHEREOF, Centrum, Centrum Subsidiary and the Company have executed this Assumption Agreement as of the date first above written.

CENTRUM INDUSTRIES, INC.                   NORTHERN STEEL, INC.


By_______________________________
        By__________________________________
    GEORGE H. WELLS, President                         ANTOINE LAOUN, Chairman

CENTRUM ACQUISITION CORPORATION


By________________________________
    GEORGE H. WELLS, President